UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

ATHENEX, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of June 18, 2021

Annual Meeting and

2021 Proxy Statement

Athenex, Inc.

1001 Main Street, Suite 600

Buffalo, New York 14203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 18, 2021

To the Stockholders of Athenex, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Athenex, Inc. (the “Company,” “we,” “us,” or “our”) will be held on Friday, June 18, 2021 at 9:30 AM EDT. The Annual Meeting will be conducted as a virtual meeting of stockholders via a live webcast. We believe that hosting a virtual meeting is prudent given the COVID-19 pandemic and that it will preserve the ability of our stockholders to attend and participate in the meeting.

The Annual Meeting is being held for the following purposes:

1.	To elect the Class I nominees named in the proxy statement as directors for a three-year term expiring in 2024 and until their successors have been duly elected and qualified;

2.	To approve, on an advisory basis, the compensation paid to our named executive officers;

3.	To approve the Amendment to the Amended and Restated 2017 Omnibus Incentive Plan;

4.	To ratify the appointment of Deloitte & Touche LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

5.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

These matters are more fully described in the 2021 Proxy Statement accompanying this Notice of Annual Meeting of Stockholders (the “Notice”).

If you were a stockholder of record of Athenex, Inc. common stock as of the close of business on April 22, 2021, the record date of the Annual Meeting, you are entitled to receive this Notice and vote at the Annual Meeting and any adjournments or postponements thereof, provided that the Board of Directors may fix a new record date for an adjourned meeting. Our stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at our principal executive offices in Buffalo, NY during ordinary business hours for the 10-day period preceding the meeting for any purposes related to the Annual Meeting. To participate in the Annual Meeting virtually via the Internet, please visit www.proxydocs.com/ATNX. In order to attend via live webcast, you must register in advance at www.proxydocs.com/ATNX prior to the deadline of June 17, 2021 at 5:00 PM EDT (the “Registration Deadline”). After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you. You will not be able to attend the Annual Meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on June 18, 2021. In accordance with the rules of the Securities and Exchange Commission, we have opted to provide our materials pursuant to the “full set delivery option” in connection with the Annual Meeting.

Under the full set delivery option, a company delivers paper copies of all proxy materials to each stockholder. The approximate date on which the materials are intended to be first sent or given to the Company’s stockholders is April 29, 2021. In addition to delivering proxy materials to stockholders, the Company must also post all proxy materials on a publicly accessible website and provide information to stockholders about how to access that website. Accordingly, you should have received our proxy materials by mail. These proxy materials include this Notice, the 2021 Proxy Statement, a proxy card and our Annual Report, including our Form 10-K for the fiscal year ended December 31, 2020. These materials are available free of charge at www.proxydocs.com/ATNX. We believe this process gives us the opportunity to serve you more effectively.

You are cordially invited to attend the Annual Meeting virtually. Whether or not you expect to attend via live webcast, the Board of Directors respectfully requests that you vote your stock in the manner described in the 2021 Proxy Statement. You may revoke your proxy in the manner described in the 2021 Proxy Statement at any time before it has been voted at the Annual Meeting.

By Order of the Board of Directors of Athenex, Inc.,

/s/ Johnson Y.N. Lau, M.D.
Johnson Y.N. Lau, M.D.
Chief Executive Officer and Chairman of the Board
Buffalo, New York
Dated: April 29, 2021

YOUR VOTE IS IMPORTANT

You may vote your shares via the Internet, over the telephone, or by mail by marking, dating and signing the proxy card or voting instruction form and mailing it promptly in the return envelope provided.

www.proxydocs.com/ATNX

ATHENEX, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 18, 2021

i

ATHENEX, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 18, 2021

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement is furnished to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of Athenex, Inc. (the “Company,” “we,” “us,” “our” or “Athenex”), to be held on June 18, 2021 at 9:30 AM EDT, or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). The Annual Meeting will be conducted as a virtual meeting of stockholders via a live webcast. Only stockholders of record at the close of business on April 22, 2021 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Prior registration to attend the virtual Annual Meeting at www.proxydocs.com/ATNX is required by June 17, 2021 at 5:00 PM EDT (the “Registration Deadline”).

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have opted to provide our proxy materials pursuant to the “full set delivery option” in connection with the Annual Meeting. Under the full set delivery option, a company delivers paper copies of all proxy materials to each stockholder. The approximate date on which the proxy materials are intended to be first sent or given to the Company’s stockholders on or about April 29, 2021. In addition to delivering proxy materials to stockholders, the Company must also post all proxy materials on a publicly accessible website and provide information to stockholders about how to access that website. Accordingly, you should have received our proxy materials by mail. These proxy materials (collectively, the “Proxy Materials”) include the Notice, this Proxy Statement, a proxy card and Annual Report, including our Form 10-K for the fiscal year ended December 31, 2020 (“2020 Annual Report”). These Proxy Materials are available free of charge at www.proxydocs.com/ATNX. We believe this process gives us the opportunity to serve you more effectively.

Each holder of our common stock is entitled to one vote for each share held as of the Record Date with respect to all matters considered at the meeting. Stockholder votes will be tabulated by representatives of Mediant, who have been appointed by the Board to act as inspectors of election for the meeting.

We bear the expense of soliciting proxies. Our directors, officers, or other employees may solicit proxies personally or by telephone, email, text message, facsimile, or other means of communication. We do not intend to pay them additional compensation for doing so. We have engaged Advantage Proxy, Inc. to assist in proxy solicitation and collection at a cost of $7,500 plus out-of-pocket expenses. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Who may vote at the Annual Meeting?

A:

Each share of our common stock has one vote on each matter. If you owned shares of our common stock at the close of business on the Record Date, you may attend and vote at the Annual Meeting via the webcast provided you register by the Registration Deadline. As of the Record Date, there were 93,493,200 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Computershare Shareholder Services, Inc. (“Computershare”), you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote at the Annual Meeting.

If your shares are held by a broker, bank, nominee or other similar organization, you are considered the beneficial owner of shares held in “street name,” and the Proxy Materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You are also invited to attend and vote your shares at the Annual Meeting live via the webcast so long as you register to attend the Annual Meeting by the Registration Deadline. You will be asked to provide the control number located inside the shaded gray box on your proxy card (the “Control Number”) as described in the proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.

Q:	What are broker non-votes?

A:

Brokers may not cast votes on “non-routine” (or non-discretionary) matters. If you hold your shares in street name and do not provide voting instructions to your broker, your broker may still be able to vote your shares with respect to certain “routine” (or discretionary) items. In the case of non-discretionary items, for which no instructions are received, the shares will be treated as “broker non-votes.” Broker non-votes are counted for purposes of determining whether a quorum exists. If you attend the virtual Annual Meeting via the live webcast or by proxy, but withhold your vote or abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote for purposes of determining whether a quorum exists.

Q:	What is the quorum requirement for the Annual Meeting?

A:

A majority of our outstanding shares of capital stock entitled to vote as of the Record Date must be present at the Annual Meeting in order for us to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote at the Annual Meeting;

•	voted by Internet or telephone;

•	properly submitted a proxy card or voter instruction form; or

•	if your shares held in street name, your broker has voted based on your instructions or your broker has voted on a routine item.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the outstanding shares of capital stock entitled to vote and present or represented by proxy, though less than a quorum, may adjourn the meeting to another date.

Q:	What proposals will be voted on at the Annual Meeting?

A:	Our stockholders will vote on the following proposals at the Annual Meeting:

•	Proposal One—To elect the Class I nominees named in this Proxy Statement as directors for a three-year term expiring in 2024 and until their successors have been duly elected and qualified;

•	Proposal Two—To approve, on an advisory basis, the compensation paid to our named executive officers (“NEOs”);

•	Proposal Three— To approve the Amendment to the Amended and Restated 2017 Omnibus Incentive Plan; and

•	Proposal Four— To ratify the appointment of Deloitte & Touche LLP (“D&T”) as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

We will also consider any other business that properly comes before the Annual Meeting at the direction of our Board. As of the Record Date, we are not aware of any other matters to be submitted for consideration at the Annual Meeting by our Board and no stockholder has timely provided notice of a matter to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the proxies named in the proxy card or voter instruction form will vote the shares they represent using their best judgment.

Q:	What is the voting requirement to approve each of the proposals?

A:

Proposal	Voting Options	Vote Required	Effect of Abstentions/ Withheld Votes	Effect of Broker Non-Votes
Proposal One—To elect three Class I directors	FOR or WITHHOLD	Plurality of the votes cast	None	None because not “entitled to vote” on this proposal

Proposal Two—To approve, on an advisory basis, the compensation paid to our NEOs	FOR, AGAINST or ABSTAIN	Our Board will consider our stockholders’ preference as reflected in the vote on this proposal	An abstention will count as a vote “against” the proposal	None because not “entitled to vote” on this proposal

Proposal Three—To approve the Amendment to the Amended and Restated 2017 Omnibus Incentive Plan	FOR, AGAINST or ABSTAIN	Majority of the shares present or represented by proxy and entitled to vote	An abstention will count as a vote “against” the proposal	None because not “entitled to vote” on this proposal

Proposal Four—To ratify the appointment of Deloitte & Touche LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021	FOR, AGAINST or ABSTAIN	Majority of the shares present or represented by proxy and entitled to vote	An abstention will count as a vote “against” the proposal	Not applicable because brokers have discretion to vote on this proposal

Q:	How are votes counted?

A:

All shares entitled to vote and that are voted at the Annual Meeting will be counted by one or more representatives of Mediant, who will serve as the inspector of elections for the Annual Meeting, and all shares represented by properly executed and unrevoked proxies received prior to the Annual Meeting will be voted at the Annual Meeting as indicated in such proxies. In all cases, abstentions, votes to withhold and broker non-votes will count as present when determining a quorum.

If you are the beneficial owner of shares held by your broker, bank, nominee or other similar organization in street name and you do not vote your shares, the broker, bank, nominee or other similar organization cannot vote such shares except with respect to Proposal Four, which is a routine item. Proxy cards signed and returned to the Company unmarked will be voted FOR each of the three nominees named in Proposal One and FOR Proposals Two, Three and Four.

In the case of Proposal Two, because it calls for non-binding, advisory vote, there is no “required vote” that would constitute approval. However, our Board, including our Compensation Committee, values the opinions of our stockholders and will consider the results of this vote when making future decisions regarding our executive compensation program.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares:

•	FOR—the three nominees named in this Proxy Statement for election as directors (Proposal One);

•	FOR—the approval, on an advisory basis, of the compensation paid to our NEOs (Proposal Two);

•	FOR—the approval of the Amendment to the Amended and Restated 2017 Omnibus Incentive Plan (Proposal Three); and

•	FOR—the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal Four).

Q:	How are Proxy Materials being made available to stockholders?

A:

In accordance with the rules of the SEC, we have opted to provide our materials pursuant to the “full set delivery option” in connection with the Annual Meeting. Under the full set delivery option, a company delivers paper copies of all Proxy Materials to each stockholder. The approximate date on which the Proxy Materials are intended to be first sent or given to our stockholders is April 29, 2021. In addition to delivering Proxy Materials to stockholders, we must also post all Proxy Materials on a publicly accessible website and provide information to stockholders about how to access that website. Accordingly, you should have received our Proxy Materials by mail. These Proxy Materials include the Notice, this Proxy Statement, a proxy card and the 2020 Annual Report. These materials are available free of charge at www.proxydocs.com/ATNX. We believe this process gives us the opportunity to serve you more effectively.

Q:	Can I access these Proxy Materials on the Internet?

A:

Yes. The Proxy Materials are available for viewing, printing, and downloading at www.proxydocs.com/ATNX. All materials will remain posted on www.proxydocs.com/ATNX at least until the conclusion of the meeting. Our 2020 Annual Report is also available under the Investor Relations—Financial Information—Annual Report section of our website at www.athenex.com and through the SEC’s EDGAR system at www.sec.gov. We will make available at no cost, upon your written request, a copy of our 2020 Annual Report (without exhibits) as filed with the SEC. Copies of exhibits to our 2020 Annual Report will be made available, upon your written request and payment to us of the reasonable costs of reproduction and mailing, if any. You can request a copy of our 2020 Annual Report free of charge by calling

(716)-427-2950 or by written request to our Corporate Secretary at 1001 Main Street, Suite 600, Buffalo, New York 14203. If you are a beneficial owner, you may request a printed copy of our 2020 Annual Report by following the instructions provided to you by your broker, bank or nominee.

Q:	How can I attend the Annual Meeting?

A:	The Annual Meeting will be conducted as a virtual meeting of stockholders via a live webcast. You will not be able to attend the meeting in person.

In order to attend, you must register in advance at www.proxydocs.com/ATNX prior to the Registration Deadline. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting.

If your shares are registered directly in your name with our transfer agent, Computershare, as of the close of business on the Record Date, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to attend the meeting and vote your shares at the Annual Meeting live via the webcast.

If your shares are held in a brokerage account, bank or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting and vote your shares at the Annual Meeting live via the webcast, provided that you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares electronically at the Annual Meeting, and submit proof of your legal proxy reflecting the number of shares you held as of the record date in accordance with the instructions provided by your broker, bank or nominee.

While there will not be a management presentation, this year’s stockholders’ question and answer session will include questions submitted in advance of the Annual Meeting. You may submit a question in advance of the meeting at www.proxydocs.com/ATNX after logging in with your Control Number. Shortly after the meeting, we may post questions and answers under the Investor Relations—Financial Information—Annual Meeting Materials section of our website at www.athenex.com.

Q:	How can I vote my shares?

A:	If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	Via the Internet by accessing the Proxy Materials on the secured website www.proxydocs.com/ATNX and following the voting instructions on that website;

•	Via telephone by calling toll free (866) 217-7048 and following the recorded instructions;

•	Via mail by completing the proxy card with your voting instructions and returning it in the postage-paid envelope; or

•	Via the virtual meeting by accessing the secured website www.proxydocs.com/ATNX and following the voting instructions on that website.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a Control Number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 PM EDT on June 17, 2021. Votes submitted during the Annual Meeting via the webcast must be received no later than the closing of the polls at the Annual Meeting. As discussed above, if you are a beneficial owner of shares, you are invited to attend and vote your shares at the Annual Meeting live via the webcast so long as you register to attend the Annual Meeting at www.proxydocs.com/ATNX by the Registration Deadline. If you submit or return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board, as permitted by law.

If your common stock is held by a broker, bank, or other nominee, they should send you instructions that you must follow in order to have your shares voted.

Q:	How can I change or revoke my vote after submitting it?

A:	You can change your vote or revoke your proxy at any time before the closing of the polls at the Annual Meeting. If you are a stockholder of record, you can change your vote or revoke your proxy by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 1001 Main Street, Suite 600, Buffalo, New York 14203, which must be received no later than June 17, 2021;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 1001 Main Street, Suite 600, Buffalo, New York 14203, which must be received no later than June 17, 2021;

•	Attending the virtual meeting and submitting an electronic ballot; or

•	If you voted by telephone or via the Internet, voting again by the same means prior to 11:59 PM EDT on June 17, 2021.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

Q:	Where can I find the voting results of the meeting?

A:

We plan to announce the preliminary voting results at the Annual Meeting. We plan to publish the final voting results in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting. If final results are not available at such time, the Form 8-K will disclose preliminary results, to be followed with an amended Form 8-K when final results are available.

Q:	How long will the Proxy Materials be available on the Internet?

A:

The Proxy Materials will be available at www.proxydocs.com/ATNX at least until the conclusion of the Annual Meeting. These materials are also available, free of charge, in PDF and HTML format under the Investor Relations—Financial Information—Annual Meeting Materials section of our website at www.athenex.com and will remain posted on this website at least until the conclusion of the Annual Meeting.

PROPOSAL ONE — ELECTION OF DIRECTORS

Nominees

Our Board currently consists of nine members and is divided into three equal classes, the members of which each serve for a staggered three-year term and until a successor has been duly elected and qualified, or if sooner, until such member’s death, resignation or removal. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our current Class I directors, Stephanie Davis, Benson Kwan Hung Tsang and Jinn Wu, have been nominated to fill a three-year term expiring in 2024. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2022 and 2023, respectively, will remain in office.

Our Nominating and Governance Committee has evaluated each of the following candidates and, based on the recommendation of our Nominating and Governance Committee, our Board has nominated the following candidates to stand for re-election to our Board. Each of the following nominees is currently a director and each has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, your proxy will be voted for any nominee designated by our Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on your behalf for the election of directors. Therefore, it is important that you vote.

The name of and certain information regarding each Class I nominee as of April 29, 2021 is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee for matters regarding the Company is 1001 Main Street, Suite 600, Buffalo, NY 14203.

Class I Director Nominees for Terms Expiring in 2021

Name	Age	Position(s) with Athenex	Director Since
Stephanie Davis	57	Director	April 2019
Benson Kwan Hung Tsang	56	Director	July 2018
Jinn Wu, Ph.D.	72	Director	April 2007

Class II Director with Terms Expiring in 2022

Name	Age	Position(s) with Athenex	Director Since
A. Kim Campbell	74	Director	October 2015
Manson Fok	64	Director	June 2015
John Moore Vierling, M.D.	75	Director	April 2019

Class III Directors with Terms Expiring in 2023

Name	Age	Position(s) with Athenex	Director Since
Johnson Y.N. Lau, M.D.	60	Chief Executive Officer & Chairman of the Board	November 2003
Jordan Kanfer	51	Director	April 2019
Robert Spiegel, MD, FACP	71	Director	August 2020

Class I Director Nominees

Stephanie Davis

Ms. Davis has served as a member of our Board since April 2019. She is currently a Senior Client Partner at Korn Ferry, where she has led the Private Equity/Technology markets in North America since August 2017 and is a core member of the CEO & Board practices. Prior to joining Korn Ferry, Ms. Davis spent 17 years at Spencer Stuart, another leading global executive search firm where she was a member of the CEO & Board Practice. Earlier in her career, she led the international division of educational software company, Jostens Learning Corporation, and was a management consultant with McKinsey & Company. Throughout her career, Ms. Davis has been active with nonprofits, and is currently serving as a Trustee Emeritus for The Buckley School. Previously she has served as a National Trustee for The Boys & Girls Clubs of America and as a board member for Los Angeles Team Mentoring. Ms. Davis is a member of the board of directors of Software Acquisition Group, Inc. II (Nasdaq: SAII), since September 2020 and is the chair of the compensation committee and member of the audit committee. Ms. Davis is a frequent speaker on board governance and women in the boardroom, including: Princeton University’s She ROARS Conference 2018, “Earning your Stripes: The Journey to Board Membership”; Harvard Business School Reunion 2017, “Women on Boards”; and several corporate conferences. She is a founding sponsor of “2020 Women on Boards” national campaign, and member of WomenCorporateDirectors. Ms. Davis earned her Master of Business Administration from Harvard Business School and Bachelor of Science in Engineering, cum laude, from Princeton University.

We believe that Ms. Davis serves as a valuable member of our Board due to her expertise in corporate governance, executive compensation, and executive leadership qualifications.

Benson Kwan Hung Tsang

Mr. Tsang has served as a member of our Board since July 2018. Mr. Tsang brings over 30 years of financial and general management experience to Athenex. Mr. Tsang has served as a partner of Hongsen Investment Management Limited, the GP of Hongsen Investment Fund LP since January 1, 2020. From July 2015 to present, through his consulting firm, Benita Consulting Company, he provides financial and operational advisory services to companies in Canada and China. From March 2010 to June 2015, Mr. Tsang served as the Chief Financial Officer of ATA Inc. From July 2006 to February 2009, Mr. Tsang held the role of Chief Financial Officer of WuXi Pharmatech Inc. where he played a crucial role in the company’s successful IPO in 2007. Mr. Tsang was appointed as an independent director of Pharmaron Beijing Co., Ltd. in November 2019. Previously, from November 2011 to March 2013, he served as an independent director of Shangpharma Corp. Mr. Tsang has also held senior positions at PCCW Ltd., Imation Corp., Coopers & Lybrand and D&T. He is a member of the Chartered Professional Accountants of Canada and the Hong Kong Institute of Certified Public Accountants. Mr. Tsang holds a Bachelor of Commerce degree and an MBA from McMaster University in Ontario, Canada.

We believe that Mr. Tsang serves as a valuable member of our Board due to his extensive financial and management experience.

Jinn Wu

Dr. Wu has served as a member of our Board since April 2007. In 1987, Dr. Wu founded XenoBiotic Laboratories, Inc., or XBL, in Plainsboro, New Jersey, a contract research organization that provides an extensive array of clinical and preclinical research services to the biotechnology and pharmaceutical industries, and he served as its President until September 2014. Since then, Dr. Wu has served as Chief Scientific Officer and Senior Vice President of WuXi AppTec from 2015 to 2016 and, from 2017 through October 2018, as Scientific Strategic Advisor to WuXi AppTec Group. Dr. Wu has served as Chairman of the Board of AiViva Biopharma since 2016 and a member of the board of directors of Handa Biopharmaceuticals, Inc. since 2017. Dr. Wu earned a Ph.D in Natural Products and Medicinal Chemistry from Ohio State University and spent several years as a research scientist at FMC Corporation (NYSE: FMC) before founding XBL. He is an adjunct professor at the

Rutgers School of Biomedical and Health Sciences and is a member of the American Association of Pharmaceutical Scientists, the International Society for the Study of Xenobiotics, the American Society of Pharmacognosy and the American Chemical Society.

We believe that Dr. Wu serves as a valuable member of our Board due to his extensive medical experience and experience with clinical and preclinical research services.

Required Vote

Stockholders can vote FOR each of the nominees or may WITHHOLD their vote from one or more of the nominees.

The Class I director nominees receiving a plurality of the affirmative votes cast at the meeting shall be elected as Class I directors.

Withheld votes and broker non-votes will have no effect on the voting results.

Recommendation of the Board

The Board recommends a vote FOR the election of each of the three Class I director nominees listed above.

Other Directors Not Up for Re-election at this Meeting

Class II Directors

A. Kim Campbell

The Right Honourable A. Kim Campbell has served as a member of our Board since October 2015 and is currently our Lead Independent Director. In 1993, Ms. Campbell served as Canada’s nineteenth and first female Prime Minister. More recently, Ms. Campbell has served as the Founding Principal of Peter Lougheed Leadership College at the University of Alberta from 2014 to 2018 and as a professional speaker since 2001. She previously held cabinet portfolios as Minister of Justice and Attorney General, Minister of Indian Affairs and Northern Development and Minister of National Defence and Minister of Veterans’ Affairs. She was the first woman to hold the Justice and Defence portfolios, and the first woman to be Defence Minister of a NATO country. Ms. Campbell participated in major international meetings including the Commonwealth, NATO, the G-7 Summit and the United Nations General Assembly. After her tenure as Prime Minister, Ms. Campbell was a fellow at the Institute of Politics (Spring 1994) and the Shorenstein Center on Media, Politics and Public Policy (1994-1995) at the Harvard Kennedy School of Government. She served as the Canadian Consul General in Los Angeles (1996-2000), then returned to Harvard to teach at the Center for Public Leadership at the Kennedy School (2001-2004).

Ms. Campbell is a founding member of the World Leadership Alliance Club de Madrid, an organization of former heads of government and state who work to promote democratic values, where she served as Secretary General (2004-2006). She has also served as its Acting President in 2002, its Vice President in 2003-2004 and served on its board of directors from 2007-2011 and from 2019 to present. Ms. Campbell was a member and chair emerita of the Council of Women World Leaders (1993-2003). The Council’s membership consists of women who hold or have held the office of President or Prime Minister. Ms. Campbell is a member of the International Women’s Forum (IWF), a global organization of women of significant and diverse achievement. She served as IWF’s president (2003-2005) and was inducted into the IWF Hall of Fame in 2008.

Ms. Campbell is the Chair of the Independent Advisory Board for Supreme Court of Canada Appointments and is a trustee of the International Center for the Study of Radicalisation and Political Violence at King’s College London. She is a member of the Pacific Council on International Policy, the West Coast affiliate of the Council on Foreign Relations, and the Global Council of the Asia Society of New York. She is on the advisory board of Equal Voice and an honorary patron of Informed Opinions. She is also a senior advisor to the Crisis Group and an honorary board member of the Climate Action Reserve and previously served as a trustee of the Salk Institute for Biological Studies (2007-2010). Ms. Campbell earned her B.A. in political science and LL.B. from the University of British Columbia.

We believe that Ms. Campbell serves as a valuable member of our Board due to her extensive experience serving on the boards of directors of a variety of other entities over the course of her career.

Manson Fok

Dr. Fok has served as a member of our Board since June 2015. Since March 2019, Dr. Fok has served as Dean of the Faculty of Medicine at Macau University of Science and Technology (MUST). From June 2013 to February 2019, Dr. Fok served as Dean, Faculty of Health Science at MUST. Dr. Fok has also served as chairman of Virtus Medical Group since January 2018. Prior to his service at MUST, beginning in October 2011 and until 2014, Dr. Fok served as the chairman of Pedder Clinic, a private medical practice in Hong Kong. He is also the Hospital Director of University Hospital at MUST; President of the Macau Healthcare Management and Promotion Association; President, World Association of World Chinese Doctors; Honorary Fellow, Chinese College of Surgeons; committee member, the Council for Medical Affairs in Macau SAR, as well as the Academy of Medicine of Macau SAR, among many other leadership positions. Dr. Fok is also a director of Avalon Biomedical (Management) Limited (“Avalon BioMedical”), an investment holding company with a focus on Asian life sciences development and commercialization. Dr. Fok was awarded the 2014 Gusi Peace Prize in Humanitarianism for his remarkable contributions to medical education, healthcare delivery and cross-border biotechnology developments that act as a bridge within Asia and across continents. From 2016 to 2018, Dr. Fok served as the president of the same Peace Prize Foundation to continue promoting peace, cooperation and healthcare development in the Asia-Pacific region. After receiving his medical degree (M.B.B.S.) from the University of Hong Kong in 1982, Dr. Fok was appointed faculty in the Surgical Unit of the University of Hong Kong. Dr. Fok has published many original research papers in high-ranking international medical journals and chapters in various academic books focusing on minimally invasive treatment for esophageal surgery.

We believe that Dr. Fok serves as a valuable member of our Board due to his extensive knowledge of cross-border biotechnology developments that act as a bridge between the United States and Asia.

John Moore Vierling

Dr. Vierling has served as a member of our Board since April 2019. Dr. Vierling has served as a tenured Professor of Medicine and Surgery and Chief of Hepatology at the Baylor College of Medicine in Houston, Texas since 2005. He is a Director of Advanced Liver Therapies (a clinical research unit for adult liver diseases), Baylor Liver Health (a program for liver wellness) and Program Director of the Hepatology and Liver Transplantation Fellowship. He also is a member of the Scientific Advisory Counsel for Mallinckrodt Pharmaceuticals, member of the Hepatology Counsel for Novartis, and Chairman of the Data Safety and Management Board of Fractyl Laboratories Inc. He obtained his AB in Biology with Great Distinction from Stanford University and received his MD degree from Stanford University School of Medicine. He is ABIM certified in internal medicine and gastroenterology, and was formerly certified in Transplant Hepatology. He was the founding Medical Director of Liver Transplantation at both the University of Colorado Health Sciences Center and Cedars-Sinai/UCLA Medical Center, where he was Director of Hepatology beginning in 1990 and later Medical Director of Multi-Organ Transplantation. His clinical interests include autoimmune and alloimmune liver diseases, liver transplantation, hepatobiliary cancers, acute liver failure, viral hepatitis, non-alcoholic fatty liver disease, Wilson disease and drug-induced liver injury (“DILI”). His translational research interest is immunologic mechanisms of hepatobiliary injury in autoimmune and alloimmune liver diseases, cancer immunotherapy, DILI, viral hepatitis and acute liver failure. He has authored over 250 manuscripts, reviews and chapters. Honors include Phi Beta Kappa, Alpha Omega Alpha, Best Doctors in America, Top 1% physician rating by U.S. News and World Report, Who’s Who in America, Who’s Who in

the World, Who’s Who in Science and Engineering and Who’s Who in Healthcare. He currently serves on the National Institutes of Health and National Institute of Diabetes and Digestive and Kidney Diseases Liver Tissue and Cell Distribution System Coordinating Committee and the DSMB for their DILI Network. He also has served as President of the American Association for the Study of Liver Diseases, Secretary-Treasurer of Digestive Disease Week® and chairman of the National board of directors of the American Liver Foundation.

We believe that Dr. Vierling serves as a valuable member of our Board due to his extensive medical experience and experience with clinical research.

Class III Director Nominees

Johnson Y.N. Lau

Dr. Lau has served as our Chief Executive Officer since 2011 and as Chairman of our Board since our inception in 2003. Dr. Lau has had extensive leadership experience in both scientific and business management. He previously served as Chairman and Chief Executive Officer of Ribapharm Inc. (“Ribapharm”), a company that engages in the development, acquisition, and commercialization of products for the treatment of diseases principally in the antiviral and anticancer areas, and oversaw the company’s initial public offering in 2002. Ribapharm was acquired by Valeant Pharmaceuticals International (now known as Bausch Health) in 2003. Prior to Ribapharm, he served as Senior Vice President and Head of Research and Development for the pharmaceutical company, ICN Pharmaceuticals Inc. (“ICN”). Prior to joining ICN, Dr. Lau served as the Senior Director of Antiviral Therapy Research at the pharmaceutical company, Schering-Plough Corporation. Dr. Lau has contributed more than 200 scientific publications, editorials/reviews and chapters in peer reviewed scientific journals and has edited two books. He was a Director of the Board of Chelsea Therapeutics International, Ltd., a pharmaceutical company, serving as the Chair of the Audit and Risk Management Committee as well as the Corporate Governance Committee. He previously served on the board of Porton Fine Chemicals Ltd., a pharmaceutical company now known as Porton Pharma Solutions Ltd. (“Porton”). Dr. Lau received an administrative fine of RMB 100,000 (approximately $14,150) by the China Securities Regulatory Commission (“CSRC”) in connection with certain accounting and compliance infractions at Porton that occurred while he served as a director. Dr. Lau has filed an appeal to Beijing No. 1 Intermediate People’s Court for judicial review of the lawsuit and the administrative penalty imposed by the CSRC. The court has accepted this case but no hearing date has yet been set. Dr. Lau also serves on the board of directors of private companies including Avalon Biomedical and AiViva Biopharma, Inc., as well as serving the Hong Kong X-Tech Startup platform as a general partner and mentor. He is also and is an honorary professor/adjunct professor of Hong Kong Polytechnic University, and a board member of a number of private companies, including C-MER Eye Care Holdings Limited, D&J Technology Limited and RainsOptcs Limited. Dr. Lau received his medical degree (M.B.B.S.) and medical doctorate degree (M.D.) from the University of Hong Kong. He is also a Fellow of the Royal College of Physicians.

We believe that Dr. Lau serves as a valuable member of our Board due to the perspective and experience he brings as our Chief Executive Officer and Chairman.

Jordan Kanfer

Mr. Kanfer has served as a member of our Board since April 2019. Mr. Kanfer has served as a Senior Healthcare Analyst at Maven Investment Partners since May 2019. He was the Managing Director, Convertible and Equity Research at Opti Capital Management, where he was responsible for all aspects of healthcare investing for both credit and equity components, from March 2018 to April 2019. He is currently a member of the American College of Healthcare Executives and serves on the Board of Advisors for dB Diagnostics Systems. Mr. Kanfer’s investment management experience includes working in various managerial and senior analyst roles, most recently for Arrowgrass Capital Partners from July 2014 to February 2018, and previously at TPG-Axon Capital, JANA Partners, and SAC Capital. Prior to working on the buy-side, Mr. Kanfer was a Vice President at Goldman, Sachs & Co., and previously worked in the healthcare industry in multiple consulting and operations capacities. He received an M.P.H. from the University of Massachusetts at Amherst and a B.A. in history from Yeshiva University.

We believe that Mr. Kanfer serves as a valuable member of our Board due to his extensive financial experience.

Robert Spiegel

Dr. Spiegel has served as a member of our Board since August 2020. Dr. Spiegel has over 30 years of extensive R&D and operational experience in biopharmaceuticals, including large pharmaceutical and biotechnology companies and academic startups as well as an advisor to venture capital and private equity funds. Dr. Spiegel was an Assistant Professor and Director of the Developmental Therapeutics Program at New York University Medical Center from September 1980 to November 1983 and then spent 26 years at Schering-Plough (now Merck & Co.) from November 1983 to December 2009, where he joined as the first Director for Oncology Clinical Research. He then held a series of senior executive positions, including Senior Vice President for Worldwide Clinical Research and Chief Medical Officer. During his time at Schering-Plough he led teams that took numerous drug candidates through clinical development, was involved with over 30 New Drug Application approvals by the U.S. FDA, participated in multiple due diligence reviews and in-licensing decisions, re-engineered pharmacovigilance and risk management areas and built a quality system for all research operations. Dr. Spiegel is a consultant to the biotech industry and has served on the Scientific Advisory Board and Board of Directors of multiple biotech companies. He received his B.A. from Yale University and his M.D. from the University of Pennsylvania. He received his specialty training in Medical Oncology at the National Cancer Institute, NIH.

We believe that Dr. Spiegel serves as a valuable member of our Board due to his drug development expertise.

CORPORATE GOVERNANCE MATTERS

Information about our Board

Our Board consists of nine directors, seven of whom are considered independent directors, as defined in the currently applicable Nasdaq Stock Market listing standards. The directors who are not considered independent are Dr. Fok, who is deemed not to be independent because he had a material relationship with us within the last three years, and our Chief Executive Officer, Johnson Y.N. Lau. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors on the Board may be determined from time to time by resolution of the Board. Our Board is currently divided into three classes, as follows:

•	Class I, which consists of Stephanie Davis, Benson Tsang and Jinn Wu, whose current terms will expire at this Annual Meeting;

•	Class II, which consists of A. Kim Campbell, Manson Fok and John Moore Vierling, whose terms will expire at our annual meeting of stockholders to be held in 2022; and

•	Class III, which consists of Johnson Y.N. Lau, Jordan Kanfer and Robert Spiegel, whose terms will expire our annual meeting of stockholders to be held in 2023.

Upon the expiration of the initial term of office for each class of directors, nominees for such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy will be filled by the majority vote of the remaining directors then in office. Because only one-third of our directors will be elected at each annual meeting, two consecutive annual meetings of stockholders could be required for the stockholders to change a majority of the Board.

As Chairman of the Board, Dr. Lau has authority to, among other things, call and preside over meetings of our Board, set meeting agendas in consultation with the chairs of the committees of the Board and with the approval of the Lead Independent Director, and perform such other duties and responsibilities as requested by the Board. Accordingly, Dr. Lau, along with the Lead Independent Director, has the ability to shape the work of the Board. We believe Dr. Lau’s experience at the Company and on other public company boards allows him to possess detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company and our business, and therefore, positions him well to develop agendas with the chairs of the committees of our Board and the Lead Independent Director that ensure our Board’s time and attention are focused on critical matters.

We believe that combining the positions of Chief Executive Officer and Chairman of the Board helps to ensure that our Board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and our Board, facilitating the regular flow of information. While our Board believes the combination of these positions has served us well, and intends to maintain this combination of roles where appropriate and practicable, our Board may separate the positions of Chief Executive Officer and Chairman of the Board in the future.

When the Chairman of the Board and Chief Executive Officer are one person, a majority of our Board’s independent directors designate a Lead Independent Director to provide additional independent leadership and oversight to our Board. The Lead Independent Director serves as a liaison between the Chairman of the Board and the independent directors, leads executive sessions of the Board, leads the Board in discussions concerning the Chief Executive Officer’s employment, performance, compensation and dismissal, approves meeting agendas and meeting schedules for our Board, approves information sent to the Board, is available for consultation and direct communication if requested by major stockholders and performs such other duties and responsibilities as requested by the Board. Ms. Campbell is currently the Lead Independent Director.

Director Independence

Our Board has determined that each of Drs. Spiegel, Vierling and Wu, Mses. Campbell and Davis, and Messrs. Kanfer and Tsang are “independent” as defined in the currently applicable Nasdaq Stock Market listing standards. Additionally, John Koh, who served as director for part of the 2020 fiscal year, was considered independent. Each member of our Audit Committee, Compensation Committee and Nominating and Governance Committee are “independent” as defined in the currently applicable Nasdaq Stock Market listing standards, and each member of our Audit Committee and Compensation Committee also meet the heightened standard of “independence” under the Nasdaq Stock Market listing standards for Audit Committee and Compensation Committee members, as applicable.

Family Relationships

There is no family relationship between any director, executive officer or person nominated to become a director or executive officer of the Company.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board has a policy of regularly conducting executive sessions of independent directors at scheduled meetings led by the Lead Independent Director and at such other times requested by other independent directors. Executive sessions do not include Drs. Lau and Fok.

Selection of Nominees for the Board

For each meeting of stockholders to elect members of the Board, our Nominating and Governance Committee will recommend that the Board nominate qualified candidates whom our Nominating and Governance Committee has evaluated to stand for election to the Board. In addition, our Nominating and Governance Committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board. The committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics, including experience, integrity, competence, diversity, skills, industry knowledge and independence. One of the core functions of our Nominating and Governance Committee is to provide assistance to the Board in ensuring the diversity of the Board. While we do not have a formal policy regarding the consideration of diversity in identifying nominees for director, we support diversity at all levels within the Company and will continue to seek out individuals who will bring a diversity in perspectives, experiences and background to the Board and include such individuals as candidates for Board positions.

Our Nominating and Governance Committee will consider nominations for director candidates by our stockholders. Stockholders may submit candidates for nomination to the Board based on the criteria set forth by the Nominating and Governance Committee and the Board in accordance with the procedures set forth in our amended and restated bylaws.

Stockholders wishing to recommend a candidate for nomination should submit such nomination in writing in accordance with the section below entitled “Communications with the Board.” Our Nominating and Governance Committee evaluates nominees recommended by stockholders in the same manner in which the committee evaluates nominees recommended by other persons as well as its own nominee recommendations.

Information Regarding Meetings of the Board and Committees

During 2020, our Board held seven (7) meetings. During 2020, our Audit Committee, Compensation Committee and Nominating and Governance Committee, collectively held 15 meetings. All of our directors attended at least

75% of the aggregate of all meetings of the Board and the committees on which he or she served during 2020. We do not have a formal written policy with respect to directors’ attendance at our annual meetings of stockholders. Four (4) of our directors attended our 2020 annual meeting of stockholders.

Board Committees

Committees of the Board

Our Board directs the management of our business as provided by Delaware law and conducts its business through meetings of the Board and its committees. The composition of these Board committees complies, when required, with the Nasdaq Stock Market listing standards and applicable law. The following table provides membership information of our directors in each of our Audit Committee, Compensation Committee, Nominating and Governance Committee, Finance Committee and Scientific and Products Committee as of April 29, 2021:

	Audit Committee	Compensation Committee	Nominating & Governance Committee	Finance Committee	Scientific & Products Committee
A. Kim Campbell
Stephanie Davis
Manson Fok
Jordan Kanfer
Robert Spiegel, MD, FACP
Johnson Lau, M.D.
Benson Kwan Hung Tsang
John Moore Vierling, M.D.
Jinn Wu, Ph.D.

= Committee Chair

= Committee Member

= Audit Committee Financial Expert

Our Board’s Scientific and Products Committee was constituted in 2020. Further, from time to time, other committees may be established under the direction of the Board when necessary to address specific issues. Our Board has adopted written charters for each of our Audit Committee, Compensation Committee, Nominating and Governance Committee, Finance Committee and Scientific and Products Committee, all of which are available under Investor Relations—Corporate Governance—Governance Highlights section of our website at www.athenex.com.

Audit Committee

Our Audit Committee consists of Messrs. Tsang (Chair) and Kanfer and Dr. Wu. Our Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of Messrs. Tsang and Kanfer and Dr. Wu satisfy the independence requirements of Rule 5605(a)(2) and Rule 5605(c) of the Nasdaq Stock Market listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Audit Committee met 4 times during our 2020 fiscal year.

Our Audit Committee is responsible for, among other things:

•	overseeing our corporate accounting and financial reporting processes, our internal audit function, and the audit of our financial statements by our independent registered public accounting firm;

•

reviewing the qualifications, independence and performance of our independent registered public accounting firm, appointing the independent registered public accounting firm and determining and approving the fees paid to such firm;

•	monitoring the quality and integrity of our financial statements and reports;

•

reviewing the results of the annual audit, including recommending their inclusion in our annual report, and reviewing quarterly financial statements and the disclosures in our periodic reports filed with the SEC;

•

periodically reviewing the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by the independent registered public accounting firm and our senior management, and reviewing and evaluating the organization and performance of our internal audit function;

•

reviewing the results of management’s efforts to monitor financial and regulatory compliance with our programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Business Conduct and Ethics, including review and approval of related party transactions as applicable;

•	preparing the Audit Committee Report to be included in our annual proxy statement;

•

reviewing our guidelines and policies with respect to risk assessment and risk management, including major financial risk exposures and the steps taken by management to monitor and control these exposures; and

•	overseeing, with our Compensation Committee, our compensation policies and practices to avoid creating risks that are reasonably likely to have a material adverse effect on us.

Our Board has affirmatively determined that Mr. Tsang is qualified as the “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The designation does not impose on Mr. Tsang any duties, obligations or liabilities that are greater than those generally imposed on members of the Audit Committee and the Board.

Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.

Compensation Committee

Our Compensation Committee consists of Ms. Davis (Chair) and Mr. Tsang and Dr. Vierling. Each of Ms. Davis, Mr. Tsang and Dr. Vierling satisfy the independence requirements of Rule 5605(a)(2) and Rule 5605(d) of the Nasdaq Stock Market listing standards. Our Compensation Committee met 6 times during our 2020 fiscal year.

Our Compensation Committee is responsible for, among other things:

•	reviewing our overall compensation philosophy, goals and objectives and establishing, reviewing and approving policies regarding our executive compensation programs and practices;

•

reviewing and recommending to our Board compensation for our chief executive officer, other executive officers and members of our Board based on a review of, among other things, our performance, relative stockholder returns, compensation programs at comparable companies, and past awards to the chief executive officer, other executive officers, and members of our Board;

•	evaluating the performance of the chief executive officer based on the goals and objectives established for the chief executive officer, including our performance and relative stockholder returns;

•

reviewing and recommending to our Board annual and long-term incentive compensation plans for executive officers and any employment, compensation or retirement arrangements with the executive officers;

•	reviewing, administering and, if necessary, revising our 401(k) plan, any deferred compensation plans, and any additional employee benefit plans;

•	reviewing with management our major compensation-related risk exposures and the steps management has taken, or should consider taking, to monitor or mitigate such exposures;

•	engaging, managing and reviewing the performance of any compensation consultant providing us services;

•	preparing the Compensation Committee Report to be included in our annual proxy statement;

•

overseeing our compliance with regulatory requirements associated with compensation of our directors, executive officers and other employees, including reviewing executive compensation disclosures, any conflict of interest disclosure with regard to any compensation consultant retained by our Compensation Committee, and any other compensation disclosure prepared in response to disclosure requirements to the extent applicable to us; and

•	reviewing the stockholder advisory votes on say-on-pay and say-on-frequency.

Our Compensation Committee, when appropriate, may delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee.

Pursuant to its written charter, our Compensation Committee has the authority to engage the services of a compensation consultant, legal counsel and other outside advisors as it deems appropriate to assist it in the evaluation of the compensation of our directors, principal executive officer or other executive and non-executive officers, and in the fulfillment of its other duties. We are responsible for providing the appropriate funding, as determined by our Compensation Committee, for payment of reasonable compensation to any such advisors. Our Compensation Committee retained Gallagher, a compensation consultant, in connection with determining our 2020 fiscal year bonus payout levels as discussed in more detail further below.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Mses. Campbell (Chair) and Davis and Dr. Spiegel. All members of our Nominating and Governance Committee are independent directors, as defined in Rule 5605(a)(2) of the Nasdaq Stock Market listing standards. Our Nominating and Governance Committee met 5 times during our 2020 fiscal year.

Our Nominating and Governance Committee is responsible for, among other things:

•	identifying and screening candidates for our Board, and recommending nominees for election as directors;

•	reviewing and evaluating any candidates for our Board submitted by our stockholders;

•	monitoring and safeguarding the independence of our Board, including evaluating any conflicts of interest;

•	developing and recommending to our Board a set of corporate governance guidelines, as well as reviewing these guidelines and recommending any changes to our Board;

•

reviewing the structure of our Board’s committees and recommending to our Board for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee;

•	evaluating our Board and management on an annual basis;

•	reviewing and monitoring our Code of Business Conduct and Ethics, or Code of Conduct, and evaluating management’s communication of the importance of our Code of Conduct; and

•	generally advising our Board on corporate governance and related matters.

Finance Committee

The Finance Committee consists of Dr. Lau (Chair) and Messrs. Kanfer and Tsang. The Finance Committee met 4 times during our 2020 fiscal year. In addition to any duties and responsibilities assigned to the committee from time to time by our Board, the Finance Committee is responsible for:

•	reviewing and approving changes to our capital structure, including equity and debt issuances and redemptions;

•	reviewing, negotiating and approving proposed credit facilities, letters of credit, borrowings and guarantees requiring Board approval; and

•	reviewing, negotiating and approving proposed equity offerings of the Company.

Scientific and Products Committee

The Scientific and Products Committee consists of Drs. Spiegel (Chair), Fok, Vierling and Wu. The Scientific and Products Committee met 2 times during our 2020 fiscal year. In addition to any duties and responsibilities assigned to the committee from time to time by our Board, the Scientific and Products Committee has the following responsibilities:

•

Review, evaluate and advise the Board and management on the strategy, objectives and priorities, as well as robustness and quality, of the Company’s current and planned R&D programs and technology initiatives, with respect to their impact on the Company’s potential performance, growth and competitive position;

•	Identify and provide the Board with strategic advice on significant emerging science and technology issues, innovations and trends;

•	Assist the Board in its oversight of the Company’s risk management in areas affecting or relating to R&D, technology and intellectual property of the Company;

•	Assist the Board and management on the overall intellectual property strategy of the Company;

•	Review new technology in which the Company is, or is considering, investing;

•	Meet with management to review the efficacy and safety profile of new products before they are launched by the Company;

•	Assist the Board and management in scientific and R&D aspects and relevant business implications of the Company’s acquisitions, transactions and other business development activities; and

Review and make recommendations on such other topics as deemed appropriate.

Risk Oversight

While our senior management has responsibility for the management of risk, our Board plays an important role in overseeing this function. Our Board regularly reviews our market and business risks during its meetings and, since its formation, each of its committees began overseeing risks associated with its respective area of responsibility. In particular, our Audit Committee oversees risk related to our accounting, tax, financial and public disclosure processes. It also assesses risks associated with our financial assets and risks related to cybersecurity. Our Compensation Committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on us. Our Nominating and Governance Committee seeks to minimize risks related to our governance structure by implementing sound corporate governance principles and practices. Each of our committees reports to the full Board as appropriate on its efforts at risk oversight and on any matter that rises to the level of a material or enterprise level of risk.

In addition, to bolster our Board’s ability to fulfill its risk oversight function, our Nominating and Governance Committee is responsible for developing and overseeing an orientation program for new directors and a continuing education program for all directors. Our Board believes that director orientation and continuing education is essential to valuable Board participation and decision making. In addition, portions of certain Board meetings will be devoted to educational topics at which senior management and outside subject matter experts present information regarding matters such as our industry, business operations, strategies, objectives, risks, opportunities, competitors and important legal and regulatory issues. We encourage directors to periodically pursue or obtain appropriate programs, sessions or materials and we will reimburse directors for reasonable expenses in accordance with our policy.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Conduct that establishes the standards of ethical conduct applicable to all directors, executive officers and employees of the Company and addresses, among other things, conflicts of interest, corporate opportunities, regulatory reporting, corporate communications and confidentiality requirements. The Code of Conduct also addresses, among other things, keeping appropriate records to ensure proper disclosure controls and procedures and internal controls over financial reporting. We intend to disclose any amendments to the Code of Conduct, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. Our Nominating and Governance Committee is responsible for applying and interpreting our Code of Conduct in situations where questions are presented to it. Our Audit Committee, in conjunction with our Nominating and Governance Committee, monitors the employee hotline for concerns relating to the Code of Conduct and accounting or auditing concerns. Our Code of Conduct is posted under Investor Relations—Corporate Governance—Governance Highlights section of our website at www.athenex.com.

Communications with the Board

Stockholders who wish to communicate with members of our Board, including the independent directors individually or as a group, may send correspondence to their attention, care of our Corporate Secretary, at our principal executive offices at 1001 Main Street, Suite 600, Buffalo, NY 14203. Any stockholder communications will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by our Board due to the nature or volume of the correspondence.

CORPORATE SOCIAL RESPONSIBILITY

Corporate Citizenship & COVID-19 Efforts

The COVID-19 pandemic provided an unprecedented challenge for Athenex and the world in 2020. During the pandemic, the Athenex Pharmaceutical Division (APD) division stepped up to help meet the unprecedented demands of hospitals during the crisis. APD significantly increased production, transported by air, and managed direct deliveries to hot spots to help meet the urgent needs of hospitals to do our part as a corporate citizen and make a positive impact.

Looking internally, health and safety in the workplace for our employees and personnel has been of primary importance, particularly with the many issues surrounding the COVID-19 pandemic. The COVID-19 pandemic has underscored the importance of keeping our employees safe and healthy. In response to the pandemic, we have taken actions aligned with the Centers for Disease Control and Prevention to protect our workforce so that our workforce can more safely and effectively perform their work. We have invested in systems and technology to allow many employees the ability to work remotely. We have implemented wellness checks for employees including officers and board members. We did not lay off or furlough our work force in response to the COVID-19 pandemic.

Philanthropy, Community Outreach, Volunteerism and Giving

We believe that our success as a company is dependent in large part on our personnel and the dedication and compassion they exhibit in bringing our culture to life. We and our personnel feel strongly about the Company’s mission to improve the lives of cancer patients and volunteer time and monetary support at a number of charitable organizations in the field, including foundations supporting children fighting cancer and blood disorders as well as Hospice organizations. We and our personnel also feel strongly about giving back to our communities and support, among other organizations, local foundations for women, disaster relief, and the city of Dunkirk, New York, and encourage our personnel to be actively involved in their communities.

Diversity & Inclusion

Our People

Supporting our people is a fundamental value and we monitor our compensation and total reward programs closely and provide a competitive mix of compensation and benefits for all employees, including competitive salaries, bonus opportunities, incentive compensation opportunities, and other benefits.

Because of our global presence with locations and employees around the world, we maintain a rich diverse culture. We believe this diversity is an asset and with the skills, experience and industry knowledge of our employees significantly benefit our operations and performance. We believe in a culture of equity, diversity and inclusion. We are also committed to advancing safe and respectful work environments. We recognize and value that our employees can make important contributions to our business based on their individual talents, backgrounds, and expertise, allowing everyone to thrive personally and professionally. We strive for a diverse workforce at every level of the company and its board of directors.

Our Board

We believe a board with a diverse set of viewpoints, backgrounds and expertise is best positioned to provide broad perspectives to our management team as it assesses the challenges and opportunities impacting our business. A diverse board is more likely to consider a broader range of possibilities and help management achieve better outcomes. While we do not have a formal policy regarding the consideration of diversity in identifying nominees for director, we support diversity at all levels within the Company and will continue to seek out individuals who will bring a diversity in perspectives, experiences and background to the Board and include such individuals as candidates for Board positions.

DIRECTOR COMPENSATION

After taking into account managements’ reports on director compensation practices at comparable public companies, our Board determines the compensation of its members. In accordance with our Corporate Governance Guidelines, a significant component of our Board’s compensation is stock-based, which we utilize together with cash compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the time commitment and skill level required of members of our Board in addition to the competitive market for director compensation.

The following table sets forth the total compensation earned by each of our non-employee directors in 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

A. Kim Campbell(2)	32,000	—	117,410	—	—	—	149,410

Stephanie Davis(3)	38,000	—	136,978	—	—	—	174,978

Manson Fok(4)	26,000	—	78,273	—	—	—	104,273

Jordan Kanfer(5)	35,000	—	117,410	—	—	—	152,410

John Koh(6)	26,500	—	117,410	—	—	—	143,910

Robert Spiegel(7)	5,000	—	50,320	—	—	—	55,320

Benson Kwan Hung Tsang(8)	47,000	—	156,546	—	—	—	203,546

John Moore Vierling(9)	30,000	—	97,841	—	—	—	127,841

Jinn Wu(10)	30,000	—	97,841	—	—	—	127,841

1.

Represents aggregate grant date fair value of the awards under FASB ASC Topic 718, Compensation—Stock Compensation. Amounts are determined using the Black-Scholes Method and the assumptions set forth in Note 14—Stock-Based Compensation to our audited financial statements contained in our 2020 Annual Report on Form 10-K.

2.	Ms. Campbell held options to acquire 126,000 shares of our common stock as of December 31, 2020.
3.	Ms. Davis held options to acquire 35,000 shares of our common stock as of December 31, 2020.
4.	Dr. Fok held options to acquire 346,000 shares of our common stock as of December 31, 2020.
5.	Mr. Kanfer held options to acquire 27,500 shares of our common stock as of December 31, 2020.
6.	Mr. Koh resigned from the Board effective as of August 3, 2020.
7.	Dr. Spiegel held options to acquire 7,292 shares of our common stock as of December 31, 2020.
8.	Mr. Tsang held options to acquire 47,250 shares of our common stock as of December 31, 2020.
9.	Dr. Vierling held options to acquire 25,000 shares of our common stock as of December 31, 2020.
10.	Dr. Wu held options to acquire 272,500 shares of our common stock as of December 31, 2020.

Narrative to Director Compensation Table

In February 25, 2020, the Board approved the following compensation for our non-employee directors: (i) an annual retainer of $26,000 and 10,000 stock options and (ii) for non-chair members of each committee, a fee of $4,000 and options to acquire 2,500 shares of our common stock for each committee on which they serve. The chairs of each of our Audit Committee, Compensation Committee, Nominating and Governance Committee and Scientific and Products Committee are compensated in the form of a $12,000, $8,000, $6,000 and $8,000 retainer, respectively, and each receives an annual award of stock options to acquire 5,000 shares of our common stock.

Directors are also entitled to fees for extra committee meetings in the following amounts: (i) Audit Committee members receive $1,000 for each additional meeting in the event more than four meetings are held in a given year, (ii) Compensation Committee members receive $500 for each additional meeting in the event more than four meetings are held in a given year and (iii) Nominating and Governance Committee members receive $500 for each additional meeting in the event more than two meetings are held in a given year.

Amounts set forth in the table above reflect (i) an extra payment to the members of the Finance Committee of $1,000 paid in 2020 as there was one additional meeting of the Finance Committee in 2019; (ii) a one-time payment of $5,000 for members of the Board that served on a special committee in 2020; (iii) for certain members of the Board who either joined or exited the Board in 2020, the above amounts in the table reflect the prorated amounts they received based on their service; and (iv) prorated fees for members of the Scientific and Products Committee as the committee was constituted in the second half of 2020. No retainer was paid to Dr. Lau for his service as the chair of the Finance Committee.

All directors are entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at Board and committee meetings.

EXECUTIVE OFFICERS

The following table provides information with respect to our executive officers as of April 29, 2021:

Name	Age	Position(s)

Teresa Bair	50	General Counsel and Senior Vice President, Administration

Rudolf Kwan, M.B.B.S.	68	Chief Medical Officer

Johnson Lau, M.D.	60	Chief Executive Officer and Chairman of the Board

Simon Pedder, Ph.D.	60	Chief Business and Strategy Officer, Proprietary Products

Randoll Sze	40	Chief Financial Officer

Jeffrey Yordon	72	Chief Operating Officer and President, Athenex Pharmaceutical Division
William Zuo	59	President, China Division

The following is a biographical summary of the experience of our executive officers, other than Dr. Lau, whose biography appears above in “Proposal One—Election of Directors—Class III Director Nominees.”

Teresa Bair

Ms. Bair joined our Company in 2015 and was appointed General Counsel and Senior Vice President, Administration in June 2020. Ms. Bair oversees all legal matters of the Company worldwide and serves as Corporate Secretary to the Board of Directors. Ms. Bair previously served as Senior Vice President, Legal Affairs and Administration from December 2018 until June 2020 and, prior to that, served as the Company’s Vice President, Corporate Development and Legal Affairs from 2015 until December 2018. Prior to joining Athenex in 2015, she was a partner at Harris Beach PLLC, a nationally recognized law firm, where she successfully represented and advised business clients, including Fortune 500 companies, on complex and diverse matters. Ms. Bair was a finalist for the 2019 ATHENA Leadership Award, and is named annually in Buffalo Business First’s lists of “Power 150 Women” and “Legal Elite.” While in private law practice, Ms. Bair was consistently recognized by peer journals as a “Super Lawyer.” She serves on the Boards of Directors of BirchBioMed Inc., a clinical stage biopharmaceutical company, the Western New York Women’s Foundation, and the University at Buffalo Law Alumni Association, as well as the Advisory Boards of Varia Ventures and UB’s Buffalo Institute for Genomics & Data Analytics. Ms. Bair received her law degree (J.D.) from University at Buffalo School of Law, and a B.S. in Business Administration from Bowling Green State University.

Rudolf Kwan

Dr. Kwan has served as our Chief Medical Officer since 2014 and has advised our company since 2008. Until February 2017, Dr. Kwan was engaged on a consultant basis. Dr. Kwan has over 20 years of experience in the pharmaceutical industry in global clinical development and operations. Before joining us, he served dual roles at Schering-Plough as Vice President and Regional Head of Asia Pacific Global Clinical Operations and Vice President of Global Clinical Development (“CNS”). In the clinical operations position, Dr. Kwan successfully recruited Heads of Clinical Operations for China, South East Asia, Australia, Taiwan and South Korea and set up the infrastructure to conduct global clinical trials in Asia Pacific for Schering-Plough. As Vice President of Global CNS he was responsible for the clinical development of all Schering-Plough’s central nervous system drugs, globally, where his achievements included overseeing development and execution of a bioequivalence registration strategy for a new formulation of Temodol for glioblastoma, which led to a simultaneous global registration. He also designed and executed multiple global development programs. He held similar positions at Chiron Corporation and was at Smith-Kline Beecham. Dr. Kwan obtained his medical degree (MBBS) from the University of Hong Kong, and received subsequent training at the University of Wales and is a member of the

Royal College of Physicians in the United Kingdom. He was a member and Chair of the Data Monitoring and Safety Board and Protocol Review Board for the Clinical Trial Network of the National Institute on Drug Abuse of the U.S. National Institutes of Health (NIH). He was also a member of several advisory panels and grant review panels for the NIH.

Simon Pedder

Dr. Pedder joined our company as Chief Business Development Officer in February 2016 and now serves as our Chief Business and Strategy Officer for Proprietary Products. Dr. Pedder has had a long career in both drug development and commercialization. This includes recent leadership roles with publicly traded biotechnology companies. He was President and CEO of Cellectar Biosciences from April 2014 to June 2015. He was President and CEO of Chelsea Therapeutics from May 2004 to July 2012. Previously he was Vice President of Oncology Pharma Business, and a company officer at Hoffmann-La Roche, as well he has served as the Life Cycle Leader and Global Project Leader of Pegasys/IFN and Head of Hepatitis Franchise at Roche. Dr. Pedder served on the board of directors of Cerecor, Inc. from April 2018 to June 2020, Mateon Therapeutics, Inc. from March 2016 to April 2019 and Delcath Systems, Inc. from November 2017 to April 2019. Dr. Pedder has served as a member of the faculty in the Department of Pharmacology in College of Medicine in the University of Saskatchewan, where he obtained his Ph.D in Pharmacology. During his longstanding career in pharmaceutical development, Dr. Pedder has led the late stage development and commercial launch of multiple proprietary pharmaceutical products. In addition to his Ph.D in Pharmacology, Dr. Pedder obtained a Master of Science in Toxicology from Concordia University, a Bachelor of Science in Environmental Studies from the University of Waterloo, and completed the Roche-sponsored Pharmaceutical Executive Management Program at Columbia Business School.

Randoll Sze

Mr. Sze has served as our Chief Financial Officer since August 2018. Prior to his appointment and since October 2017, Mr. Sze served as our Director of Corporate Development and Investor Relations, Asia Pacific. Prior to joining us, Mr. Sze began his career at Credit Suisse (Hong Kong) Limited (“Credit Suisse”) in 2006, and was most recently a Director in its Investment Banking and Capital Markets Division in Hong Kong, a position he held from January 2016 to September 2017. While at Credit Suisse, Mr. Sze worked primarily on financing and strategic advisory transactions for both private and public companies. Mr. Sze obtained a B.S. from University of California, Berkeley, and an M.S. degree from Columbia University.

Jeffrey Yordon

Mr. Yordon joined our company as President, Athenex Pharmaceutical Division in April 2016 and in February 2017 he was appointed as our Chief Operating Officer. Mr. Yordon has held multiple senior management positions in the pharmaceutical industry over the last 46 years. Mr. Yordon was the Founder, Chairman and Chief Executive Officer of Sagent Pharmaceuticals from 2007 until joining us in 2016. Prior to that, Mr. Yordon was the COO of American Pharmaceutical Partners where he was a co-founder until the company was eventually sold to Fresenius. Mr. Yordon was the CEO of Faulding Pharmaceuticals, CEO and founder of YorPharm, COO of Gensia Pharmaceuticals and he was involved in the sale of each of these companies to Apotex, Teva and Hospira, respectively. Mr. Yordon was an Ernst & Young Entrepreneur of the Year in 2011, was inducted into the Chicago Entrepreneur Hall of Fame in 2014, won a prestigious Innovation Award from the City of Chicago, was appointed to the Chicago Innovation Council in 2014, was appointed by Governor Rauner to the Illinois Sports Facilities Authority in 2015, has been appointed to be the Chairman of the Board of the Northern Illinois University Foundation, is the Chair of the NIU Political Science Advisory Panel and is actively involved in the NIU Athletic program. Mr. Yordon received a B.A. in Political Science from Northern Illinois University.

William Zuo

Dr. Zuo joined our company in 2015 as President of our China operations in conjunction with our acquisition of Polymed Therapeutics. Dr. Zuo had served as President of Polymed Therapeutics since 1995 and Chairman of

Chongqing Taihao Pharmaceutical since 2012. Dr. Zuo’s career has focused on the development, manufacture, and sale and marketing of various complex API on a global basis, especially injectable oncology active pharmaceutical ingredients. Dr. Zuo was the chief executive officer of the Fibrocell Science Group Companies in Asia from 2010 to 2013. Dr. Zuo oversaw the introduction of the U.S. FDA approved cell therapeutics product, LaViv, to the Asia market. He has overseen the construction of multiple current Good Manufacturing Practices (“cGMP”) facilities in China and has extensive experience with the Food and Drug Administrations in both China and the United States. Dr. Zuo received his Ph.D in Nanotechnology from Rice University where he worked extensively with Dr. Richard Smalley, the late Nobel Prize Scholar in Chemistry. Dr. Zuo also has Master degrees in Chemical Engineering and Applied Mathematics from Rice University.

PROPOSAL TWO — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to approve, on a non-binding advisory basis, our executive compensation as reported in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

As described below in the Compensation Discussion and Analysis, or CD&A, section of this Proxy Statement, our Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	to attract and retain highly qualified executives;

•	incentivize these executives to contribute to both short and long-term business and clinical development goals; and

•	align executive compensation with the creation of long-term stockholder value.

We urge stockholders to read the CD&A section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative in the CD&A, which provide detailed information on the compensation of our NEOs. Our Compensation Committee and our Board believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our NEOs reported in this Proxy Statement is fair, reasonable and consistent with the objectives of our philosophy and compensation program.

Therefore, in accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders determine, on an advisory basis, that the compensation paid to our named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement, is hereby APPROVED.”

At our 2020 annual meeting of stockholders, we recommended, and our stockholders approved, that we hold this non-binding, advisory vote on executive compensation on an annual basis. The next required vote on frequency will occur at our 2026 annual meeting of stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, our Board and our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Required Vote

Stockholders can vote FOR, AGAINST OR ABSTAIN on Proposal Two.

Our Board will consider our stockholders’ preference, as reflected in the vote on Proposal Two, in determining compensation of our NEOs in the future. Abstentions will count as votes against Proposal Two. Broker non-votes will not be counted and will not impact the outcome of the vote on Proposal Two.

Recommendation of the Board

The Board recommends a vote FOR Proposal Two.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our Compensation Discussion and Analysis (“CD&A”) describes the material elements of our executive compensation program and decisions in 2020 for our named executive officers, or NEOs, who for 2020 were:

•	Johnson Y.N. Lau, our Chief Executive Officer and Chairman of the Board;

•	Randoll Sze, our Chief Financial Officer;

•	Jeffrey Yordon, our Chief Operating Officer and President, Athenex Pharmaceutical Division;

•	Rudolf Kwan, our Chief Medical Officer; and

•	Simon Pedder, our Chief Business and Strategy Officer, Proprietary Products.

Following a brief discussion of the performance highlights and key compensation decisions from 2020, we will provide an overview of our compensation framework, including discussions of our compensation philosophy and objectives along with the elements of executive compensation, followed by an outline of our compensation decision process and a discussion of our 2020 executive compensation decisions. Detailed information about our executive compensation can be found under the heading “Compensation Tables” that immediately follows this CD&A.

Performance Highlights from 2020

We worked throughout 2020 to advance our Oncology Innovation Platform product pipeline, develop our Commercial Platform to prepare to commercialize our later stage product candidates and build out our Global Supply Chain Platform to support our other two platforms. We realized significant progress in advancing our Oncology Innovation Platform product pipeline in 2020, notably, receiving an FDA approval for Klisyri® (tirbanibulin), the Company’s first proprietary product, in December 2020 and advancing oral paclitaxel plus encequidar as further described below. We are making the necessary preparations to ensure our Commercial Platform is well positioned to enable us to quickly and effectively commercialize our product candidates when or if approved. Our Global Supply Chain platform achieved progress on a number of significant projects, including completing construction of our new API facility in Chongqing, China, and continued progress towards construction of our facility in Dunkirk, NY, while also working to address local regulatory actions that resulted in our voluntarily suspending commercial production of API at our existing facility in Chongqing, China. Our Specialty Pharmaceutical Business also had a successful year in 2020 and performed well, as described in more depth below. Our Compensation Committee determined our 2020 performance to be consistent with the target levels established by the committee and took this into consideration in determining awards under our 2020 annual incentive program.

Klisyri® (Tirbanibulin): Athenex’s First FDA Approved Proprietary Product

The FDA approved Klisyri® (tirbanibulin), the Company’s first proprietary product, in December 2020 for the treatment of actinic keratosis (AK) of the face or scalp. Klisyri® is a first-in-class microtubule inhibitor representing a significant step forward in the treatment of AK due to its short five-day treatment protocol, as well as proven efficacy and safety profile. Athenex manufactures Klisyri®, shipping product several weeks in advance of the February 2021 product launch, led by our commercial partner Almirall.

The New England Journal of Medicine published the results from our pivotal Phase III trials of Klisyri® ointment for AK of the face or scalp in the February 11, 2021 issue, just before the product launch. We see the publication of the Klisyri® clinical data as a significant achievement for Athenex, and for our colleagues who worked to discover, develop, and ultimately bring Klisyri® to market. Athenex is grateful for the clinical investigators and patients who participated in these trials, who were critical in confirming the clinical efficacy and safety profile required to obtain FDA approval. Lastly, we anticipate an EMA approval of Klisyri® in 2021, which is being led by our partner Almirall.

Oral Paclitaxel Plus Encequidar Remains a Key Focus

The oral paclitaxel plus encequidar program continued to advance in 2020. The FDA accepted our NDA submission in September and granted us Priority Review and assigned a February 28, 2021, PDUFA goal date. In December, we presented four posters at the 2020 San Antonio Breast Cancer Symposium, highlighting the differentiated efficacy and tolerability profile of oral paclitaxel plus encequidar. We were disappointed by the FDA’s decision to issue a complete response letter for oral paclitaxel plus encequidar in late February 2021.

The complete response letter highlighted two particular areas of FDA concern: (1) concerns about safety risks associated with an increase in neutropenia-related sequelae, and (2) concerns regarding the primary endpoint assessment conducted by the Blinded Independent Central Review (BICR). Lastly, the FDA recommended that we conduct a new clinical trial in a patient population with metastatic breast cancer representative of the U.S. population.

The Athenex team continues to work diligently to analyze and respond appropriately to the complete response letter. We will request a meeting with the FDA to discuss its concerns as soon as possible. During the meeting with the FDA, we hope to align on the pathway forward required to obtain approval for oral paclitaxel plus encequidar. Athenex remains committed to developing oral paclitaxel plus encequidar and working with the FDA to align on an optimal pathway forward to bring it to market to benefit metastatic breast cancer patients. We will provide an update on our efforts at the appropriate time.

Athenex Specialty Pharmaceutical Business Performs Well

The Athenex Specialty Pharmaceutical Business generated $105.3 million in revenue, a 31% year over year increase. Increased demand for specific drugs used to treat patients hospitalized with COVID-19 offset weaker demand associated with the decline in elective surgeries. Several products were key contributors to sales growth in 2020, including: dexmedetomidine, azithromycin, and pipercilin / tazobactam, levothyroxine.

Athenex Pharmaceutical Division (APD) currently markets 34 products with 63 SKUs, and Athenex Pharma Solutions markets 6 products and 19 SKUs. In 2020, APD launched a room temperature stable cyclophosphamide, and has also identified over 60 high-margin products that can potentially be added to the APD portfolio in the future.

Athenex continued to make solid progress on expanding its pharmaceutical manufacturing capabilities in 2020. The Clarence, New York, facility is responsible for manufacturing Klisyri®, and shipped launch quantities to Almirall two weeks early. Our new, larger API manufacturing facility in Chongqing has commenced operations in January 2021. Finally, the construction of the Dunkirk, New York, facility is near completion. These manufacturing facilities will help Athenex increase capacity and revenue generation.

Key Compensation Decisions from 2020

In order to attract and retain highly qualified executives, while acknowledging the significant challenges we faced in light of the COVID-19 pandemic, our Compensation Committee and our Board made the following key compensation decisions for 2020:

•	We did not increase the base salary for our NEOs in 2020;

•	Bonus targets as a percentage of base salary were established for our NEOs and then executive performance is reviewed by our Board against established metrics together with Company performance;

•	We awarded an aggregate of $787,185 in annual incentive awards, ranging from 25% to 75% of our NEOs’ individual target awards;

•	We awarded an aggregate of 675,000 stock options to our NEOs pursuant to our long-term incentive compensation program; and

•

In March of 2020, we entered into an arrangement with Dr. Lau whereby he elected to receive options to purchase shares of our common stock in lieu of a portion of his remaining base salary in our 2020 fiscal year in light of our cash reserve strategy while facing the COVID-19 pandemic.

In assessing the performance objectives of and awarding bonuses to our NEOs, our Compensation Committee considered the impressive achievements made by our NEOs throughout 2020 and then made adjustments to reflect the complete response letter for oral paclitaxel plus encequidar received from the FDA in February 2021.

Among the Company’s 2020 achievements, we received the approval of Klisyri® for actinic keratosis (AK) of the face or scalp, representing Athenex’s first FDA approved proprietary product and made significant strides with the Athenex Pharmaceutical Division and Athenex Pharma Solutions. In addition, the Compensation Committee considered the Company’s recent retention issues and the extent to which such issues stemmed from the Company’s COVID-19 related cash management efforts, which included delaying bonus payments as the Company managed expenditures during the pandemic. While our Compensation Committee did not award any NEO his or her maximum target bonus, the Compensation Committee felt strongly that the bonuses awarded to the NEOs as described below were reflective of their respective contributions to the Company over the course of 2020 and further the committee’s goal of retaining talent as the Company enters a challenging phase in 2021. The Compensation Committee decided to implement a contingent, one-time bonus for Dr. Lau and Dr. Kwan equal to 30% and 40%, respectively, of their 2020 bonus targets, to be received if the Company is successful in obtaining FDA approval for oral paclitaxel plus encequidar in 2021.

Compensation Framework

Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide a competitive compensation package in line with similarly positioned late-stage biopharmaceutical companies in our industry, while rewarding strong performance. In light of the extended product development timelines in our industry, we believe that executive compensation should be structured to ensure that a significant portion of our NEOs’ compensation opportunity is related to factors that link to the creation of long-term stockholder value. To further this objective, our Compensation Committee has retained an independent compensation consultant, Gallagher. For more information on the Compensation Committee’s retention of Gallagher, see below under the heading “Compensation Decision Process.”

Our executive compensation program is designed to attract and retain highly qualified executives, incentivize these executives to contribute to both short- and long-term business and clinical development goals, and align executive compensation with the creation of long-term stockholder value. Our Compensation Committee believes the compensation program should be structured to reward the achievement of both individual performance goals in furtherance of Company-wide performance goals. The overall objective of our Compensation Committee in structuring and implementing our executive compensation policies is to ensure that our executive compensation program is aligned with the interests of our stockholders as well as our business goals, and that the total compensation paid to each of our NEOs is fair, reasonable and consistent with the objectives of our philosophy and compensation program.

Our business is quickly developing and evolving due to the dynamic stage we are in, giving rise to a need for flexibility when setting performance goals, priorities and objectives. As a result, our Compensation Committee sets goals for our NEOs at the outset of the year and actively monitors our business, meeting periodically throughout the year to reassess, reprioritize and realign goals, as necessary, to ensure that these goals are aligned with our rapidly changing business needs. We are continually evaluating various compensation programs to implement as our business evolves. The disclosures below describe our current compensation practices.

Elements of Executive Compensation

Overview of Compensation Components

The key elements of our executive compensation program include:

•	base salary, to enable us to attract and retain the talent needed to continue to develop our business and achieve our strategic priorities and long-term goals;

•	an annual incentive award, tied to the achievement of performance goals; and

•

long-term incentive compensation in the form of equity awards, which are typically subject to multi-year vesting based on continued service and is primarily in the form of stock options, the value of which depends on the market price of our common stock.

As a result, at target, on average 35.6% of our NEO’s cash compensation was “at risk” in 2020, which we believe best incentivizes our NEOs. We also provide compensation to our NEOs in the form of other benefits, consistent with all employees, such as participation in a 401(k) plan and health and welfare plans.

Annual Base Salary

Our Compensation Committee reviews the annual base salaries of our NEOs. In considering changes in annual base salary for 2020, our Compensation Committee considered management’s proposal for our NEOs. Our Compensation Committee determined to retain the base salaries of each of our NEOs. While Dr. Lau’s base pay was not increased, he elected to receive his 2020 base salary in stock options, as reflected in the Summary Compensation Table. Information presented in the Summary Compensation Table below reflects the 2020 base salaries, as adjusted for a one-time additional pay period occurring during the 2020 fiscal year as compared to the 2019 fiscal year.

Annual Incentive Award

Our Compensation Committee establishes a target annual incentive award amount for each NEO that is a percentage of their annual base salary. Payment of the award is tied to Company-wide goals along with individual milestones for each NEO. Each milestone is assigned a percentage of the target award amount such that achieving all the milestones would result in an award of the full target amount. In certain instances, a NEO may have milestones with aggregate percentages that exceed 100% of the target award, however, annual cash awards are capped at the pre-determined full target amount. Annual targets, milestones and the related percentages are determined by our Compensation Committee on the basis of its assessment of our business for the coming year, with reference to recommendations for these items provided to our Compensation Committee by management.

Our Compensation Committee and our Board review the overall performance of our NEOs and achievement of the Company against stated goals, along with the milestones for each NEO and determines the award amount payable to such officer. While our Compensation Committee considers the established individual milestones in making an award determination, it also continually monitors changes in our business and is empowered throughout the year to adjust milestones if our business needs change such that an established milestone no longer aligns with our strategic priorities and goals or to set milestones as a result of changes to the business.

Long-Term Incentive Compensation; Amended and Restated 2017 Omnibus Incentive Plan

Our Amended and Restated 2017 Omnibus Incentive Plan, or the Incentive Plan, provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and any parent and subsidiary employees, and for the grant of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards (including annual cash incentives and long-term cash incentives), and any combination thereof to our employees, directors, and consultants and to employees, directors, and consultants of certain affiliated entities. We typically grant stock options at the start of employment to each NEO. Our Compensation Committee evaluates each year whether our NEOs will receive an award of equity-based compensation as one component of their overall compensation for such year. Our Compensation Committee establishes and reviews a target grant amount for each NEO based on comparable market data and to determine the amount granted to each NEO based on his individual performance and our overall performance as a Company. See “Compensation Decision Process” below.

We award our equity grants on the date our Board approves the grant recommended by our Compensation Committee. We set the option exercise price based on the closing price of our common stock on the date of grant. For grants in connection with initial employment, vesting begins on the initial date of employment. Time vested stock option grants to our NEOs and most employees typically vest 25% on each anniversary of the vesting commencement date over either a three- or four-year period.

401(k) Plan

Our employees, including our NEOs, are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Code. Our 401(k) plan provides that each participant may contribute a portion of his or her pre-tax compensation, up to a statutory limit, which for most employees was $19,500 in 2020. Participants who are 50 years or older can also make “catch up” contributions, which in 2020 was up to an additional $6,500 (or a combined maximum of $26,000). Employee contributions are held and invested by the plan’s trustee. Our 401(k) plan also permits us to make discretionary contributions and matching contributions. We make matching contributions to our employees of an amount equal to 50% of their elective deferral which does not exceed 8% of their compensation.

Mandatory Provident Fund Arrangement

The Mandatory Provident Fund Plan (the “MPF Plan”) is a mandatory provident fund arrangement required under the laws of Hong Kong. Subject to certain required minimum and maximum levels under law, 5% percent of a participant’s relevant income must be contributed to the MPF Plan and total contributions are capped at $1,500 Hong Kong Dollars (HKD) a month. We match amounts contributed to the MPF Plan, which we contribute in HKD to the MPF Plan trustee, AIA International Limited by Autopay. Mr. Sze is the only NEO who participates in the MPF Plan.

Non-Qualified Deferred Compensation

On January 1, 2019, we froze our Non-Qualified Deferred Compensation Plan. Dr. Lau is the only NEO who is a participant in the plan. While no contributions can be made, Dr. Lau’s current contributions remain in the plan and, pursuant to his employment agreement, earn interest at a rate of four percent per annum until paid.

Pension Benefits

We do not have any qualified or non-qualified defined benefit pension plans.

Perquisites

We do not offer perquisites to our NEOs.

Compensation Decision Process

Role of Our Compensation Committee and Executive Officers

Our Compensation Committee is responsible for overseeing the total compensation of our executive officers including each of our NEOs. In this capacity, our Compensation Committee designs, implements, reviews and recommends to our Board the approval of all compensation for our Chief Executive Officer and our other NEOs.

Our Compensation Committee annually reviews and determines the compensation for our executive officers, including each of our NEOs. In setting base salaries, annual incentive awards and granting long-term equity incentive awards, as further described below, our Compensation Committee reviews compensation for similarly situated executives, the historical compensation levels of our executives, performance factors, and the overall goals and objectives of our philosophy and compensation program. We do not target a specific competitive position or a specific mix of compensation among base salary, incentive award or long-term equity incentive awards. Notwithstanding, our program is structured so that variable, or “at risk,” compensation makes up a significant percentage of total compensation for our NEOs. This ensures that the executives with the highest degree of responsibility to stockholders are held most accountable for results and changes in stockholder value.

Our Compensation Committee engaged Gallagher, a compensation consultant, to advise the Compensation Committee regarding the bonus payout levels for our NEOs for the 2020 fiscal year. In addition, our Compensation Committee has retained Gallagher to assist the Compensation Committee in studying the executive compensation of our officers and outside directors, assisting with the design of our 2021 bonus plan, reviewing our proxy statement disclosures, and other matters as may be directed by the Compensation Committee.

The performance factors described below are considered by our Compensation Committee in connection with our annual performance reviews and are a critical component in the determination of annual incentive awards and long-term equity incentive awards for our NEOs.

To aid our Compensation Committee in making its determination with respect to our other executive officers, our Chief Executive Officer provides recommendations annually to our Compensation Committee regarding the compensation of all other executive officers (other than himself) based on the overall corporate achievements during the period being assessed and his knowledge of the individual contributions to our success by each of the NEOs.

Based on those discussions and its discretion, our Compensation Committee then approves the compensation for our executive officers, including our NEOs. Our Board, without members of management present, discusses our Compensation Committee’s report on these matters and approves the compensation of our Chief Executive Officer.

Factors Considered

Our Compensation Committee considers a wide range of factors, including the following as and if they relate to the roles and responsibilities of a particular NEO, among others, when reviewing and approving, or recommending to our Board as applicable, the amount of each compensation element and the target total compensation opportunity for our executive officers (including our NEOs), some of which are specific to the skills and positions of our NEOs while others reflect our status as a late-stage biopharmaceutical company:

•	progress of preclinical development and clinical trials for our product candidates and achievement of regulatory milestones;

•	identification and development of new product candidates;

•	establishment and maintenance of key strategic relationships, partnerships and new business initiatives;

•	advancement of organizational capabilities to foster and manage our growth, including our build-out of our capabilities related to the commercialization of our product candidates, if approved;

•	our performance against the annual individual goals established by our Compensation Committee (in consultation with management, as applicable);

•	each NEO’s skills, experience and qualifications relative to other similarly-situated executives;

•	the scope of each NEO’s role and responsibilities compared to other similarly-situated executives;

•	performance for each NEO, based on an assessment of individual contributions to our overall performance;

•	Company-wide retention goals;

•	the review of industry and market trends as performed by the Compensation Committee; and

•	the recommendations provided by our Chief Executive Officer with respect to the compensation of our other NEOs.

For 2020, our Compensation Committee determined that 20% of our Officers’ bonuses would be tied to overall Company performance. However, as a general matter, our Compensation Committee and our Board, as applicable, do not assign relative weights or rankings to factors, and do not consider any single factor as determinative in the compensation of our executive officers. Rather, our Compensation Committee and our Board, as applicable, rely on their own knowledge and judgment in assessing performance and making compensation decisions.

Defining and Comparing Compensation to Market

We established a peer group in late 2020 for use in determining executive compensation:

–	Puma Biotechnology, Inc.
–	Rigel Pharmaceuticals, Inc.
–	Voyager Therapeutics, Inc.
–	Clovis Oncology, Inc.
–	Radius Health, Inc.
–	Odonate Therapeutics, Inc.
–	Agenus Inc.
–	ImmunoGen, Inc.
–	Esperion Therapeutics, Inc.
–	Vericel Corporation
–	REGENXBIO Inc.
–	MacroGenics, Inc.
–	Sangamo Therapeutics, Inc.
–	Inovio Pharmaceuticals, Inc.
–	Xencor, Inc.
–	Agios Pharmaceuticals, Inc.
–	Nektar Therapeutics
–	Deciphera Pharmaceuticals, Inc.
–	Halozyme Therapeutics, Inc.
–	Blueprint Medicines Corporation
–	Median
–	Short Business Description
–	Puma Biotechnology, Inc.
–	Rigel Pharmaceuticals, Inc.
–	Voyager Therapeutics, Inc.
–	Clovis Oncology, Inc.
–	Radius Health, Inc.
–	Odonate Therapeutics, Inc.
–	Agenus Inc.
–	ImmunoGen, Inc.
–	Esperion Therapeutics, Inc.
–	Vericel Corporation
–	REGENXBIO Inc.
–	Sangamo Therapeutics, Inc.
–	Inovio Pharmaceuticals, Inc.
–	Agios Pharmaceuticals, Inc.
–	Nektar Therapeutics
–	Deciphera Pharmaceuticals, Inc.
–	Halozyme Therapeutics, Inc.
–	Blueprint Medicines Corporation

While this peer group was largely not used in 2020 to set compensation, it was referenced in establishing the annual incentive awards for our NEOs. Our Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for talent. To this end, our Compensation Committee reviews market data, using information that is generally available and provided by Gallagher the external compensation consultant, including financial data and information with respect to the compensation programs and practices of clinical stage public companies in our industry from proxy statements or through widely available compensation surveys, for each NEO’s position, including information relating to the mix and levels of compensation for similarly situated executive officers. As described in more detail above, our Compensation Committee has engaged Gallagher, a compensation consultant, and has the authority to assist Gallagher in its work as well as to determine the amount of remuneration provided to such consultants.

Stockholder Say-on-Pay

Our stockholders will have an opportunity to cast an advisory vote on the compensation for our NEOs at the Annual Meeting. Our Board has recommended, subject to their further consideration of the preference of our stockholders (as reflected in the non-binding advisory vote on say-on-pay at the Annual Meeting and the frequency of future say-on-pay votes), that stockholders be provided an annual advisory vote on the compensation of our NEOs.

Executive Compensation Best Practices

Equity Compensation Policies

Our Compensation Committee approves equity awards for our NEOs and other executive officers and authorizes the CEO to approve equity awards for all other employees based on approved pools for annual and new hire grants. NEO awards are approved either at a regularly-scheduled meeting of our Compensation Committee or by unanimous written consent.

The exercise price of stock options is not less than the closing price of our common stock on the Nasdaq Global Select Market on the grant date of the stock option. We do not time grants of equity awards to coordinate with the release of material non-public information, and we have not timed the release of material non-public information for purposes of affecting the value of the compensation awarded to our NEOs or any other employee.

Recoupment and Clawbacks

Our Audit Committee has the authority to enact recoupment policies and procedures for cash incentives and equity awards in the event of certain financial restatements, should the committee feel such policies and procedures are necessary and advisable.

No Tax Gross-Ups

We do not provide tax gross-ups to our NEOs.

Anti-Hedging Policy

We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions, holding our securities in margin accounts, pledging transactions or other inherently speculative transactions with respect to our stock. On June 15, 2020, we granted an exemption to our anti-hedging policy to William Zuo in connection with his entry into a personal financing arrangement with J.P. Morgan to assist in the funding of a domestic relations settlement.

Stock Ownership Guidelines

On November 21, 2019, we adopted stock ownership guidelines that require all current executive officers and non-employee directors to hold a minimum number of shares of our common stock. The guidelines are intended to further align the interests of these executives and our directors with those of our stockholders. The minimum ownership thresholds are six times base salary for our CEO, three times base salary for all other executive officers, and three times annual cash retainer for non-employee directors.

When determining whether the executive officers or non-employee directors have met their ownership requirements under the policy, only shares held outright by the person (including shares held by immediate family members in the same household), shares held through partnerships, trusts or similar entities (but only to the extent the person has an economic interest in the underlying shares), shares subject to vested restricted stock units, and shares underlying up to 50% of vested in-the-money stock options are counted as owned for such calculation. Each executive or non-employee director has five years in order to meet their minimum ownership level, which will be adjusted annually until met. Currently, each of our NEOs and each of our non-employee directors either meets their minimum ownership level, or is within the five-year period in order to meet their minimum ownership level, under our stock ownership guidelines. The stock ownership guidelines empower our Compensation Committee to take such action as it deems appropriate for failure to meet the guidelines, and to grant waivers in limited circumstances.

Tax Implications of Executive Compensation

What follows is a general discussion of the tax and accounting implications of our executive compensation programs.

Section 162(m) of the Code

Section 162(m) of the Code limits deductibility of certain compensation to $1,000,000 per year for federal income tax purposes for certain executive officers.

However, our Compensation Committee believes that tax deductibility concerns are only one of a number of important considerations for designing and implementing our compensation programs. Our Compensation Committee must also weigh the competing concerns of providing competitive pay and paying for performance as well as our Compensation Committee’s interest in having flexibility in structuring our compensation programs as our business evolves, even though such practices may result in non-deductible compensation expenses.

As a result, our Compensation Committee may from time to time approve compensation for our executive officers that may not be fully deductible pursuant to Section 162(m) of the Code in order to achieve the desired goals of our compensation programs.

Accounting Considerations

Generally under U.S. GAAP, compensation is expensed as earned. We account for compensation expense associated with equity awards in accordance with FASB ASC Topic 718. Compensation—Stock Compensation. For further details regarding the accounting for the compensation expense associated with equity awards, see Note 14—Stock Based Compensation to our audited financial statements contained in our 2020 Annual Report on Form 10-K.

2020 Executive Compensation Decisions

Total Target Cash Compensation—Base Salaries and Target Bonus Percentages

When determining 2020 base salary and target bonus percentage adjustments, our Compensation Committee considered Company and individual performance factors among other factors described herein. Our Compensation Committee (and our Board, with respect to our CEO) decided that for 2020 base salaries and target bonus percentages for each NEO would remain the same in 2020 as in 2019, provided that, in the case of Dr. Lau, his 2020 base salary reflects his election to receive stock options in lieu of a portion of his base salary. The table below shows 2020 base salary, target incentive awards as a percentage of base salary and in real terms, along with actual incentive award amounts and percentage of the target award for each of our NEOs.

Name	2020 Base Salary(1)		Increase from 2019 Base Salary (%)	Target Award % of Base Salary	2020 Target Award (US$)	2020 Actual Award (US$)(3),(4)	% of Target Paid

Johnson Y.N. Lau	$525,000	(2)	0%	80%	$420,000	$294,000	70%

Rudolf Kwan	$336,000		0%	60%	$201,600	$120,960	60%

Jeffrey Yordon	$420,000		0%	80%	$336,000	$252,000	75%

Randoll Sze	$288,750		0%	40%	$115,500	$80,850	70%

Simon Pedder	$315,000		0%	50%	$157,500	$39,375	25%

1.

The base salaries for each of our NEOs were not increased from 2019. However, Dr. Kwan, Mr. Yordon and Dr. Pedder received $348,923, $436,154 and $327,115 in 2020 respectively due to an extra pay period in 2020. During 2020, Dr. Lau, elected to receive a portion of his base salary in stock options.

2.

On March 24, 2020, we entered into an arrangement with Dr. Lau, pursuant to which Dr. Lau elected to reduce his base salary for the remainder of fiscal 2020 to $40,000 and to receive in exchange for his remaining base salary, a stock option to purchase 55,045 shares our common stock at an exercise price of $7.32 per share pursuant to the Incentive Plan. These stock options had a grant date fair value of $6.61 per share using the Black-Scholes valuation method.

3.

Typically, the annual incentive awards are paid in the first quarter of the year following the year these are earned in the form of cash bonuses. In determining the amounts paid to each NEO pursuant to the annual incentive awards, our Compensation Committee exercises its discretion and based its judgement of our NEO’s performance in accordance with our pay--for-performance philosophy and the need to retain and motivate the NEOs.

4.

The Compensation Committee decided to implement a contingent, one-time bonus for Dr. Lau and Dr. Kwan equal to 30% and 40%, respectively, of their 2020 bonus targets, to be received if the Company is successful in obtaining FDA approval for oral paclitaxel plus encequidar in 2021.

Long-Term Equity Incentive Awards

In making annual long-term equity incentive awards to NEOs in early 2020, our Compensation Committee considered each NEO’s total stock options outstanding as of December 31, 2019, their performance during 2019, the potential amount that could be realized at different hypothetical stock prices upon exercise of those awards and each NEO’s percentage of ownership of the Company. Our Compensation Committee made final determinations in its discretion based on its judgment in accordance with our pay-for-performance philosophy and the need to retain and motivate these highly experienced and essential members of our management team.

Our Compensation Committee (and our Board, with respect to our CEO) determined to grant each NEO an award of time-based stock options in 2020, subject to each individual’s continuous service, with one-fourth of the shares subject to each grant vesting beginning on June 5, 2021 and the remainder vesting in three equal annual installments thereafter. See “Grants of Plan-Based Awards” for a table that sets forth the grants made to our NEOs pursuant to our 2020 long-term incentive compensation program.

Axis Equity Awards

In June 2018, we formed Axis Therapeutics Limited (“Axis”), a joint venture between us and Xiangxue Life Sciences Limited (“XLifeSc”) to develop and commercialize therapeutic products for oncology indications worldwide except in China. Axis is developing the TCR-T immunotherapy, one of the technologies in our Oncology Innovation Platform and is owned 45% by XLifeSc and 55% by us, and we are entitled to appoint three directors to Axis’s board and XLifeSc appoints two directors. At the time of the formation of Axis, a pool for equity awards to Axis employees, consultants and directors was created, and on November 15, 2020, equity awards made by Axis in 2019 to Johnson Lau and Randoll Sze, both of whom serve on Axis’s board and whose contributions and efforts are important to the success of Axis, vested. The purpose for the awards is to motivate these NEOs to increase the value of Axis and thereby maximize the value of our 55% ownership interest in the Axis joint venture. Our Compensation Committee reviewed these Axis awards as part of its review of these NEOs’ total compensation and considered and will consider the Axis awards in its compensation decisions for these NEOs for 2020 and future years.

2021 Executive Compensation Decisions

For our 2021 fiscal year, we have determined not to increase our NEOs’ base salaries or modify their target bonus percentages due to the Company’s setbacks with respect to the FDA approval of oral paclitaxel plus encequidar. However, the Compensation Committee has retained Gallagher to assist the Compensation Committee in setting the Company’s peer group, studying the executive compensation of our officers and outside directors, assisting with the design of our 2021 bonus plan, reviewing our proxy statement disclosures, and other matters as may be directed by the Compensation Committee. If the proposal to approve the amendment of our Incentive Plan fails to obtain the stockholder approval, we expect our decisions around compensation mix to be constrained in 2021 by the limited shares available for issuance under our Incentive Plan.

Compensation Risk Analysis

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage our executive officers, including our NEOs, to assume excessive risks.

The Compensation Committee periodically reviews the elements of compensation to determine whether any portion of executive and non-executive compensation encourages excessive risk taking. Among the factors that the Compensation Committee considered are:

•	significant weighting towards long-term incentive compensation to discourage short-term risk taking;

•	the Company’s policy of providing both annual and long-term performance awards and a mix of both stock options and equity grants;

•

setting performance goals to provide meaningful target levels that enhance stockholder value and that are quantifiable using objective criteria, include multiple performance measures (including company-wide measures) and graduated payout structures;

•	the Compensation Committee’s policy of capping short-term incentive awards;

•	the Company’s stock ownership guidelines; and

•	the Audit Committee’s authority to effect recoupment policies and procedures for cash incentives and equity awards in the event of certain financial restatements.

Compensation Committee Report

The Compensation Committee of our Board has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Annual Meeting, and also be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Compensation Committee

Stephanie Davis (Chair)

Benson Kwan Hung Tsang

John M. Vierling

COMPENSATION TABLES

Summary Compensation Table

The following table shows information regarding the compensation for our NEOs for the fiscal years ended December 31, 2020, and December 31, 2019 and December 31, 2018, if applicable.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(4)	Change in pension value and nonqualified deferred compensation earnings ($)(5)(6)	All Other Compensation ($)(7)	Total ($)
Johnson Y.N. Lau	2020	161,155	—		2,712,039	(3)	294,000	46,676	25,592	3,239,462
Chief Executive Officer and Chairman of the Board	2019 2018	519,231 500,000	1,566,875 —	(8)	2,007,663 2,490,000		336,000 268,564	28,546 13,682	25,521 23,457	4,483,836 3,295,703

Rudolf Kwan	2020	348,923	—		1,095,823		120,960	—	13,322	1,579,028
Chief Medical Officer	2019	332,308	—		963,678		171,300	—	6,563	1,473,849
	2018	314,615	—		1,195,200		132,929	—	8,763	1,651,507
Jeffrey Yordon	2020	436,154	—		782,731		252,000	—	5,300	1,476,185
Chief Operating Officer and President, Athenex Pharmaceutical Division	2019 2018	415,385 400,000	— —		803,065 996,000		168,000 212,775	— —	1,379 3,240	1,387,829 1,612,015

Randoll Sze(9)	2020	288,750	—		587,048		80,850	—	3,289	959,937
Chief Financial Officer	2019	286,089	—		567,775	(10)	86,125	—	3,000	942,989

Simon Pedder	2020	327,115	—		469,639		39,375	—	25,933	862,062
Chief Business and Strategy Officer, Proprietary Products	2019	316,154	—		481,839		39,375	—	23,178	860,546

1.

The amounts in this column for 2020 reflect base salaries consistent with base salaries in 2019, except for Dr. Lau, who received a portion of his base pay in options for 2020. Increases reflected in the table compared to 2019 are solely the result of an extra pay period occurring in 2020 as compared to 2019.

2.

Represents aggregate grant date fair value of the awards under FASB ASC Topic 718, Compensation—Stock Compensation. Amounts are determined using the Black-Scholes Method and the assumptions set forth in Note 14—Stock-Based Compensation to our audited financial statements contained in our 2020 Annual Report on Form 10-K.

3.

Includes a stock option to purchase 55,045 shares of our common stock at an exercise price of $7.32 per share pursuant to the Incentive Plan in exchange for reducing Dr. Lau’s remaining base salary in 2020 to $40,000.

4.	Amounts in this column for 2020 reflect the 2021 Annual Bonus based on 2020 performance. These amounts are expected to be paid in the first half of 2021.
5.

We do not have any qualified or non-qualified defined benefit pension plans. Dr. Lau’s employment agreement provides for interest on his deferred compensation. The amounts in this column reflect the portion of the interest that is considered above-market or preferential earnings.

6.

In our proxy statement for our 2019 Annual Meeting, we presented amounts in this column in the year that they were paid, as opposed to the year that they were earned. We have corrected the disclosure for prior periods above.

7.	The table below shows the components of the All Other Compensation column for 2020:

Name	401(k) Matching Contributions ($)	Company- Paid Health Insurance ($)	Medical Opt-Out Payments ($)	Group- Term Life Insurance ($)	HSA Contribution ($)	Mandatory Provident Fund Contributions ($)	Total ($)

Johnson Y.N. Lau	7,769	15,411	—	1,412	1,000	—	25,592

Rudolf Kwan	7,819	120	1,000	4,382	—	—	13,322

Jeffrey Yordon	—	184	1,000	4,116	—	—	5,300

Randoll Sze		981	—	—	—	2,308	3,289

Simon Pedder	8,723	15,347	—	1,862	—	—	25,933

8.

Includes an award of 2,875,000 RSUs from our 55% subsidiary, Axis Therapeutics Limited. These RSUs have a grant date fair value of $0.545 per share, for an aggregate grant date fair value of $1,566,875 as of the date of grant and vest over a period of 8 years, provided Dr. Lau is employed by Axis on each vesting date, in accordance with the below vesting schedule:

Vesting Date	# Shares Vesting
1st Anniversary of Date of Grant	159,658
2nd Anniversary of Date of Grant	319,316
3rd Anniversary of Date of Grant	478,974
4th Anniversary of Date of Grant	478,974
5th Anniversary of Date of Grant	478,974
6th Anniversary of Date of Grant	479,359
7th Anniversary of Date of Grant	319,701
8th Anniversary of Date of Grant	160,044

9.

Mr. Sze’s compensation, including salary and incentive compensation are determined in USD. Cash amounts to be disbursed to Mr. Sze are converted to HKD at the then prevailing rate. Mr. Sze also receives benefits and participates in a mandatory provident fund arrangement established pursuant to Hong Kong law. These amounts are denominated and paid in HKD and a fixed exchange rate of $1 USD to $7.80 HKD is used to determine the USD equivalent.

10.

Includes an award of 230,000 stock options from our 55% subsidiary, Axis Therapeutics Limited with an exercise price of $0.545 per share and a grant date fair value of approximately $0.37 per share, as determined using the Black-Scholes Method, for an aggregate grant date fair value of $85,936. These vest in equal installments over a four-year period beginning on the first anniversary of the date of grant.

Grants of Plan-Based Awards

Name	Type of Award(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3) Target ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Johnson Y.N. Lau	AIA	2/24/2020	420,000	—	—	—	—
	LTI	6/5/2020	—	—	300,000	12.45	$2,348,192

Rudolf Kwan	AIA	2/24/2020	201,600	—	—	—	—
	LTI	6/5/2020	—	—	140,000	12.45	$1,095,823
Jeffrey Yordon	AIA	2/24/2020	336,000	—	—	—	—
	LTI	6/5/2020	—	—	100,000	12.45	$782,731

Randoll Sze	AIA	2/24/2020	115,500	—	—	—	—
	LTI	6/5/2020	—	—	75,000	12.45	$587,048
Simon Pedder	AIA	2/24/2020	157,500	—	—	—	—
	LTI	6/5/2020	—	—	60,000	12.45	469,639

1.	AIA are awards pursuant to our Annual Incentive Award plan and LTI are option awards pursuant to our Long-term Incentive plan.
2.

Represents aggregate grant date fair value of the awards under FASB ASC Topic 718, Compensation—Stock Compensation. Amounts are determined using the Black-Scholes Method and the assumptions set forth in Note 14—Stock-Based Compensation to our audited financial statements contained in our 2020 Annual Report on Form 10-K.

3.	Awards under our Annual Incentive Award plan do not have a threshold or maximum payout beyond the target payout established by the plan.

Employment Agreements

Johnson Y.N. Lau

We entered into an amended and restated employment agreement with Dr. Lau, effective June 1, 2015, amended June 26, 2015. His employment agreement is automatically renewed for additional one-year terms beginning on March 1, 2016 and each anniversary thereof, unless on or before such date Dr. Lau or we deliver a written notice at least 90 days in advance of such date to the other indicating non-renewal. Dr. Lau’s employment agreement was automatically renewed on March 1, 2019. The agreement contains customary non-solicitation, non-competition and confidentiality provisions.

Under the agreement, Dr. Lau is entitled to receive an annual base salary of $200,000 and annual deferred compensation of $300,000 that earns interest at a rate of four percent per annum until paid. As of January 1, 2019, our nonqualified deferred compensation plan is frozen, and no additional contributions can be made to the plan. As a result, Dr. Lau received the full amount of his 2019 base salary without any deferral. We meet annually with Dr. Lau to review and revise his compensation for the following calendar year. If we cannot agree with Dr. Lau on his compensation for the next calendar year on or before December 31 of the current calendar year, and Dr. Lau resigns as a result thereof, such resignation is deemed a termination without cause. Our Compensation Committee determined not to increase Dr. Lau’s 2019 base salary in 2020 and his current base is $525,000. Dr. Lau is also eligible to be considered for an annual incentive award and other Company benefits. As discussed throughout this CD&A, Dr. Lau agreed to receive a portion of his base salary for 2020 in stock options in lieu of cash as a result of our cash conservation efforts in light of the COVID-19 pandemic.

Upon Dr. Lau’s termination of employment without good reason or as a result of his death or permanent disability, he is entitled to receive all previously earned and accrued but unpaid base salary, bonuses and benefits up to the date of such termination. Upon Dr. Lau’s termination without cause, our election not to renew his employment agreement (except in the case of his termination for cause, or death or permanent disability), or his resignation for good reason, he is entitled to receive unpaid base salary, bonuses and benefits up to the date of such termination, base salary in effect as of the date of termination for a period of 36 months following the date of such termination and a cash payment equal to the value of our contribution to any benefits subscribed to by Dr. Lau at the time of termination for a 36-month period. Payment of base salary and benefits past the date of termination is conditioned upon Dr. Lau electing to provide consulting services to us during such 36-month period, except in the case of termination upon a change of control for which such payments are not conditioned on such services being provided. During the consulting period, Dr. Lau will be paid reasonable compensation for services rendered to us and our affiliates, receive continuation of health insurance or payment of premiums and would continue to be subject to the other applicable restrictive covenants in his employment agreement.

Rudolf Kwan

We entered into an employment agreement with Dr. Kwan, effective February 21, 2017. The initial term of the agreement is three years and will automatically renew for additional one-year terms until terminated pursuant to its terms. The agreement also contains customary non-solicitation and confidentiality provisions.

Under the agreement, Dr. Kwan is entitled to receive an annual base salary of $300,000, as may be adjusted upward from time to time. Our Compensation Committee determined not to increase all executive base salaries for 2020 over 2019 base salaries. As a result, Dr. Kwan’s 2020 base salary was $336,000 though Dr. Kwan’s total base pay amounted to $348,923 due to an extra pay period in 2020. In connection with the entry into Dr. Kwan’s employment agreement, Dr. Kwan was granted 140,000 stock options with a term of 10 years that vest annually in three equal tranches after each year of service and with an exercise price equal to our IPO price. Dr. Kwan is also eligible to be considered for an annual incentive award and other Company benefits.

Upon termination of Dr. Kwan’s employment as a result of his death or disability, he is entitled to receive all compensation or benefits required under applicable law, his annual bonus, if earned, for the calendar year in which such termination occurred (prorated for any partial year), and, if such termination is as a result of disability, an amount sufficient to provide Dr. Kwan with one year of healthcare coverage comparable to what he would have received while employed. Upon termination of Dr. Kwan’s employment with or without good reason or without cause, he is entitled to receive all compensation or benefits required under applicable law and, if applicable, the amounts paid during the non-compete period (as discussed below). Any post-termination payment to Dr. Kwan or his estate is contingent upon execution of a release of claims.

Dr. Kwan’s employment agreement provides for a one-year non-competition period within a limited geographic area. In the event the employment relationship is terminated after the initial three-year term, or is earlier terminated (except for cause), then the non-competition period is deemed waived by us, unless we elect to provide Dr. Kwan with notice within 10 business days of the effective date of such termination of our election to enforce the one-year non-competition period and agree to pay Dr. Kwan through the end of the non-competition period his full amount of base salary and an amount equal to our contribution toward healthcare insurance coverage which Dr. Kwan and his family, if applicable, were receiving as of the date of termination.

Jeffrey Yordon

We entered into an employment agreement with Mr. Yordon, effective February 21, 2017. The initial term of the agreement is three years and will automatically renew for additional one-year terms until terminated pursuant to its terms. The agreement also contains customary non-solicitation and confidentiality provisions.

Under the agreement, Mr. Yordon is entitled to receive an annual base salary of $400,000, as may be adjusted upward from time to time. Our Compensation Committee determined not to increase all executive base salaries for 2020 over 2019 base salaries. As a result, Mr. Yordon’s 2020 base salary was $420,000 though Mr. Yordon’s total base pay amounted to $436,154 due to an extra pay period in 2020. In connection with the entry into

Mr. Yordon’s employment agreement, Mr. Yordon was granted 230,000 stock options with a term of 10 years that vest annually in three equal tranches after each year of service and with an exercise price equal to our IPO price. Mr. Yordon is also eligible to be considered for a year-end bonus and other Company benefits.

Upon termination of Mr. Yordon’s employment as a result of his death or disability, he is entitled to receive all compensation or benefits required under applicable law, his annual bonus, if earned, for the calendar year in which such termination occurred (prorated for any partial year), and, if such termination is as a result of disability, an amount sufficient to provide Mr. Yordon with one year of healthcare coverage comparable to what he would have received while employed. Upon termination of Mr. Yordon’s employment with or without good reason or without cause, he is entitled to receive all compensation or benefits required under applicable law and, if applicable, the amounts paid during the non-compete period (as discussed below). Any post-termination payment to Mr. Yordon or his estate is contingent upon execution of a release of claims.

Mr. Yordon’s employment agreement provides for a one-year non-competition period within a limited geographic area. In the event the employment relationship is terminated after the initial three-year term, or is earlier terminated (except for cause), then the non-competition period is deemed waived by us, unless we elect to provide Mr. Yordon with notice within 10 business days of the effective date of such termination of our election to enforce the one-year non-competition period and agree to pay Mr. Yordon through the end of the non-competition period his full amount of base salary and an amount equal to our contribution toward healthcare insurance coverage which Mr. Yordon and his family, if applicable, were receiving as of the date of termination.

Randoll Sze

We entered into an employment agreement with Mr. Sze, effective August 20, 2018. The initial term of the agreement is one year and will automatically renew for additional one-year terms until terminated pursuant to its terms. The agreement also contains customary non-solicitation and confidentiality provisions.

Under the agreement, Mr. Sze is entitled to receive an annual base salary of $275,000, as may be adjusted upward from time to time. Mr. Sze is also eligible to be considered for a discretionary year-end bonus of up to 40 percent of his base salary based upon milestones determined annually by our Compensation Committee. Our Compensation Committee determined not to increase all executive base salaries for 2020 over 2019 base salaries. As a result, Mr. Sze’s 2020 base salary was $288,750. In connection with the entry into Mr. Sze’s employment agreement, Mr. Sze was granted 90,000 stock options with a term of 10 years that vest annually in four equal tranches after each year of service and with an exercise price equal to the market price of our common stock on the date of the grant.

Upon termination of Mr. Sze’s employment as a result of his death or disability, he is entitled to receive all compensation or benefits required under applicable law, and, if such termination is as a result of disability, an amount sufficient to provide Mr. Sze with one year of healthcare coverage comparable to what he would have received while employed. Upon termination of Mr. Sze’s employment without good reason, he is entitled to receive all compensation or benefits required under applicable law and, if applicable, the amounts paid during the non-compete period (as discussed below). Upon termination of Mr. Sze’s employment with good reason or without cause, he is entitled to receive all compensation or benefits required under applicable law, severance in the form of his base salary for a period equal to the remaining term of his employment agreement (such period not to exceed 6 months or be less than 3 months) and, if applicable, the amounts paid during the non-compete period (as discussed below). Any post-termination payment to Mr. Sze or his estate is contingent upon execution of a release of claims.

Mr. Sze’s employment agreement provides for a one-year non-competition period within a limited geographic area. In the event the employment relationship is terminated after the initial one-year term, or is earlier terminated (except for cause), then the non-competition period is deemed waived by us, unless we elect to provide Mr. Sze with notice within 10 business days of the effective date of such termination of our election to enforce the one-year non-competition period and agree to pay Mr. Sze through the end of the non-competition period his full amount of base salary and an amount equal to our contribution toward healthcare insurance coverage which Mr. Sze and his family, if applicable, were receiving as of the date of termination.

Simon Pedder

We entered into an employment agreement with Dr. Pedder, effective February 20, 2017. The initial term of the agreement is three years and will automatically renew for additional one-year terms until terminated pursuant to its terms. The agreement also contains customary non-solicitation and confidentiality provisions.

Under the agreement, Dr. Pedder is entitled to receive an annual base salary of $300,000, as may be adjusted upward from time to time. Our Compensation Committee determined not to increase all executive base salaries for 2020 over 2019 base salaries. As a result, Dr. Pedder’s 2020 base salary was $315,000 though Dr. Pedder’s total base pay amounted to $327,115 due to an extra pay period in 2020. In connection with the entry into Dr. Pedder’s employment agreement, Dr. Pedder was granted 130,000 stock options with a term of 10 years that vest annually in three equal tranches after each year of service and with an exercise price equal to our IPO price. Dr. Pedder is also eligible to be considered for an annual incentive award and other Company benefits.

Upon termination of Dr. Pedder’s employment as a result of his death or disability, he is entitled to receive all compensation or benefits required under applicable law, his annual bonus, if earned, for the calendar year in which such termination occurred (prorated for any partial year), and, if such termination is as a result of disability, an amount sufficient to provide Dr. Pedder with one year of healthcare coverage comparable to what he would have received while employed. Upon termination of Dr. Pedder’s employment with or without good reason or without cause, he is entitled to receive all compensation or benefits required under applicable law and, if applicable, the amounts paid during the non-compete period (as discussed below). Any post-termination payment to Dr. Pedder or his estate is contingent upon execution of a release of claims.

Dr. Pedder’s employment agreement provides for a one-year non-competition period within a limited geographic area. In the event the employment relationship is terminated after the initial three-year term, or is earlier terminated (except for cause), then the non-competition period is deemed waived by us, unless we elect to provide Dr. Pedder with notice within 10 business days of the effective date of such termination of our election to enforce the one-year non-competition period and agree to pay Dr. Pedder through the end of the non-competition period his full amount of base salary and an amount equal to our contribution toward healthcare insurance coverage which Dr. Pedder and his family, if applicable, were receiving as of the date of termination.

Outstanding Equity Awards as of December 31, 2020

The following table lists the outstanding equity awards held by our NEOs as of December 31, 2020:

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Johnson Y.N. Lau	5/9/2011	155,000	—		4.55	5/9/2021
	3/26/2012	150,000	—		4.55	3/26/2022
	1/2/2013	1,200,000	—		4.55	1/2/2023
	5/22/2015	1,400,000	—		7.5	5/22/2025
	6/13/2017	1	—		11.00	6/13/2027
	3/27/2018	125,000	125,000	(2)	17.30	3/27/2028
	2/28/2019	62,500	187,500	(3)	13.17	2/28/2029
	11/15/2019						2,715,342	(4)	2,172,273
	3/24/2020	55,045	—		7.32	3/24/2030
	6/5/2020	—	300,000	(5)	12.45	6/5/2030
Rudolf Kwan	5/9/2011	48,000	—		4.55	5/9/2021
	1/2/2013	96,000	—		4.55	1/2/2023
	5/13/2013	48,000	—		4.55	5/13/2023
	2/12/2014	120,000	—		4.55	2/12/2024
	6/12/2014	48,000	—		4.55	6/12/2024
	12/16/2014	200,000	—		5.50	12/16/2024
	5/22/2015	120,000	—		7.50	5/22/2025
	6/13/2017	140,000	—		11.00	6/13/2027
	3/27/2018	60,000	60,000	(2)	17.30	3/27/2028
	2/28/2019	30,000	90,000	(3)	13.17	2/28/2029
	6/5/2020	—	140,000	(5)	12.45	6/5/2030
Jeffrey Yordon	6/19/2016	150,000	—		9.00	6/19/2026
	6/13/2017	211,820	—		11.00	6/13/2027
	3/27/2018	50,000	50,000	(2)	17.30	3/27/2028
	2/28/2019	25,000	75,000	(3)	13.17	2/28/2029
	6/5/2020	—	100,000	(5)	12.45	6/5/2030
Randoll Sze	10/3/2017	21,000	7,000	(6)	17.77	10/3/2027
	3/27/2018	5,000	5,000	(2)	17.30	3/27/2028
	8/20/2018	45,000	45,000	(7)	17.09	8/20/2028
	2/28/2019	15,000	45,000	(3)	13.17	2/28/2029
	11/15/2019	57,500	172,500	(8)	0.545	11/15/2029
	6/5/2020	—	75,000	(5)	12.45	6/5/2030
Simon Pedder	5/13/2013	20,000	—		4.55	5/13/2023
	2/28/2016	100,000	—		9.00	2/28/2026
	6/13/2017	97,500	32,500	(9)	11.00	6/13/2027
	3/27/2018	30,000	30,000	(2)	17.30	3/27/2028
	2/28/2019	15,000	45,000	(3)	13.17	2/28/2029
	6/5/2020	—	60,000	(5)	12.45	6/5/2030

1.

For option grants prior to our initial public offering on June 14, 2017, we determined the option exercise price based on our per-share valuation on the date of grant. After our initial public offering on June 14, 2017, we determine the option exercise price based on the closing price of our common stock on the date of grant.

2.	This option vests in four equal annual installments beginning on March 27, 2019.
3.	This option vests in four equal annual installments beginning on February 28, 2020.
4.

These RSUs cover shares of our 55% subsidiary, Axis Therapeutics Limited, and vest in three tranches each with six equal annual installments, tranche 1 beginning on November 15, 2020, tranche 2 beginning on November 15, 2021 and tranche 3 beginning on November 15, 2022.

5.	This option vests in four equal annual installments beginning on June 5, 2021.
6.	This option vests in four equal annual installments beginning on October 3, 2018.
7.	This option vests in four equal annual installments beginning on August 20, 2019.
8.	This option covers shares of our 55% subsidiary, Axis Therapeutics Limited, and vests in four equal annual installments beginning on November 15, 2020.
9.	This option vests in four equal annual installments beginning on June 13, 2018.

Option Exercises and Stock Vested

The following table sets forth information regarding each exercise of stock options and all vesting of stock during the year ended December 31, 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Johnson Y.N. Lau	25,000	165,825	159,658	(2)	127,727

Rudolf Kwan	—	—	—		—

Jeffrey Yordon	18,180	1,636	—		—

Randoll Sze	—	—	—		—

Simon Pedder	—	—	—		—

1.	Amounts reflect the difference between the exercise price of the stock option and the market price of our common stock at the time of exercise.
2.	Reflects vested RSUs of our subsidiary, Axis Therapeutics Limited.

Non-Qualified Deferred Compensation

We do not have any qualified or non-qualified defined benefit pension plans. Dr. Lau is the only NEO who has participated in our nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Johnson Lau	—	—	$77,150	—	$2,337,525

Potential Payments Upon Termination or Change-in-Control

The following table reflects hypothetical estimated additional payments and benefits that would have been earned or accrued, or vested, delivered or paid out earlier than normal, had any NEO been terminated or had a change-in-control (as further described below) occurred on December 31, 2020. The table and accompanying narrative does not include nonqualified deferred compensation which is described in the table entitled “Non-qualified Deferred Compensation.”

Name	Severance Ineligible Termination					Termination without Cause or for Good Reason (No Change in Control)						Change in Control (No Termination)		Change in Control Severance Eligible Termination
	Death	Disability		Voluntary Resignation		Severance		Benefits		Accelerated Equity Awards		Accelerated Equity Awards		Severance		Bonus		Benefits		Accelerated Equity Awards

Johnson Y.N. Lau	$0	$0		$0		$1,575,000	(1)(2)	$76,776	(1)(2)	$2,172,273	(4)	$2,172,273	(4)	$1,575,000	(2)(3)	$1,260,000	(2)(3)	$76,776	(2)(3)	$2,172,273	(4)(8)

Rudolf Kwan	$0	$5,502	(5)	$336,000	(6)	$336,000	(6)	$5,502	(6)	$0		$0		$0		$0		$0		$0

Jeffrey Yordon	$0	$5,300	(5)	$420,000	(6)	$420,000	(6)	$5,300	(6)	$0		$0		$0		$0		$0		$0

Randoll Sze	$0	$3,289	(5)	$288,750	(6)	$288,750	(6)	$3,289	(6)	$112,125	(7)	$112,125	(7)	$0		$0		$0		$112,125	(7)(8)

Simon Pedder	$0	$17,209	(5)	$315,000	(6)	$315,000	(6)	$17,209	(6)	$0		$0		$0		$0		$0		$0

1.

Dr. Lau is entitled to receive base salary in effect as of the date of termination for a period of 36 months following the date of such termination ($1,575,000) and a cash payment equal to the value of our contribution to any benefits subscribed to by Dr. Lau at the time of termination ($76,776) for a 36-month period. If such payment is due to termination without cause or for good reason or due to our non-renewal of Dr. Lau’s employment agreement, then the payment shall be made in installments on the payment dates on which Dr. Lau’s base salary would have otherwise been paid in accordance with our standard payroll policies. The timing of any such payment may be subject to a delay of six months from the date of termination as required by Section 409A of the Code. Payment of base salary and benefits past the date of termination is conditioned upon Dr. Lau electing to provide consulting services to us during such 36-month period. During the consulting period, Dr. Lau will be paid reasonable compensation for services rendered to us and our affiliates, receive continuation of health insurance or payment of premiums and would continue to be subject to the other applicable restrictive covenants in his employment agreement.

2.	These amounts are also payable to Dr. Lau on our election not to renew his employment agreement.
3.

Dr. Lau is entitled to receive base salary in effect as of the date of termination for a period of 36 months following the date of such termination ($1,575,000), bonuses in effect as of the date of termination for a period of 36 months following the date of such termination ($1,260,000) and a cash payment equal to the value of our contribution to any benefits subscribed to by Dr. Lau at the time of termination ($76,776) for a 36-month period. If such payment is due to termination within one year following a change in control, then the payment shall be made in a lump sum within 10 days of such termination. The timing of any such payment may be subject to a delay of six months from the date of termination as required by Section 409A of the Code

4.

Dr. Lau’s Axis Therapeutics Limited award of RSUs ($2,172,273) vests in full upon a change in control, business combination or termination without cause (as further described below). The value of a share of Axis stock on December 31, 2020 was $0.80.

5.

NEO is entitled to an amount sufficient to provide one year of healthcare coverage comparable to what he would have received while employed. These amounts reflect amounts paid to each NEO, other than 401K matching contributions, in footnote 7 of the Summary Compensation Table.

6.

Assumes that we make our election under their respective employment agreements to enforce the one-year non-competition period and agree to pay through the end of the non-competition period his full amount of base salary and an amount equal to our contribution toward healthcare insurance coverage which he and his family, if applicable, were receiving as of the date of termination.

7.	Mr. Sze’s Axis Therapeutics Limited award of stock options ($112,125) vests in full upon a change in control, business combination or termination without cause.
8.	Assumes the termination takes place at the time of the change in control.

Payments on Termination

The amount of post-employment compensation that we will be required to pay to our NEOs, as set forth in the table, is determined pursuant to the terms of their respective employment agreements. There are no agreements between us and the NEOs that provide for payments upon termination other than the employment agreements described above. See “Employment Agreements” for the terms of the employment agreements for each NEO.

Our NEOs are ineligible for severance in the event they are terminated for cause.

Under Dr. Lau’s employment agreement, “cause” is defined as (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty (i.e., a breach of fiduciary duty of loyalty), or fraud with respect to the Company; (ii) breach of fiduciary duties; (iii) gross negligence or willful misconduct with respect to the Company; (iv) substantial or repeated failure to perform material employment duties assigned by the Board which are consistent with the executive’s title and position, and, if curable, which failure is not cured within 15 days after written notice is delivered to the executive; or (v) material breach of executive’s obligations, which breach, if curable, is not cured within 30 days after written notice.

Under Dr. Lau’s employment agreement, “good reason” is defined as a resignation within two years of the occurrence of any of the following events: (i) a material and selective reduction in base salary, but not including a reduction in compensation that is applied generally to our executive officers and necessitated by financial conditions; (ii) a material reduction of authority, duties or responsibilities; or (iii) a material breach by us of Dr. Lau’s employment agreement.

For the other NEOs, “cause” generally means (i) documented nonperformance or nonperformance of their duties, or refusal to abide by or comply with the reasonable directives of the CEO, or the Company’s policies and procedures that continues without cure or remedy for thirty (30) days after the CEO has given written notice specifying in reasonable detail the manner in which the executive has failed to perform such duties or comply with such directions, (ii) conviction for, or plea of nolo contendere to, any felony causing material harm to the Company or the reputation of the Company, or any other conviction for, or plea of nolo contendere to, any act or omission involving fraud, theft or embezzlement, (iii) the commission of any other act or omission involving fraud with respect to the Company or any of its affiliates that could reasonably constitute a crime under applicable law based on the facts and circumstances as alleged, (iv) a breach by the executive his employment agreement, (v) the commission of any act that is in breach of the executive’s fiduciary duties of care or loyalty to Company, (vi) gross negligence or willful misconduct with respect to the Company or any of its affiliates that continues without cure or remedy for thirty (30) days after the CEO has given written notice to the executive specifying in reasonable detail the manner in which the executive has engaged in gross negligence or willful misconduct with respect to the Company or any of its affiliates, or (vii) a breach by the executive of any other material provision of his employment agreement that is not susceptible to remedy or cure, or if susceptible to remedy or cure, that is not cured or remedied and continues beyond thirty (30) days after the CEO has given written notice to the executive specifying in reasonable detail the manner in which the executive has breached his employment agreement.

For our other NEOs, “good reason” generally means, without such NEOs consent, the occurrence of one of the following: (i) a material diminution of the duties or change in position or compensation or change or removal of titles; (ii) our material breach of any provision of the employment agreement; (iii) resignation after an act by the CEO or the Board that would constitute a breach of our code of ethics, if any, or fiduciary duties, a crime or material fraud; or (iv) except for Dr. Kwan, the principal place of work is relocated by us or any acquiring or successor entity (or parent or subsidiary thereof) to a location more than 100 miles from our current location; provided, however, that the NEO shall have given written notice to the Company within 90 days after any event which has resulted in any such material diminution and the Company has failed to cure any such material diminution within 30 days of receipt of such written notice.

Dr. Lau is also eligible for severance under his employment agreement upon a termination other than for cause in the context of a change in control. For these purposes, a change in control is defined as (i) any person or entity other than the Company or an affiliate (a “Person”), becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) the Company’s shareholders approve a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of common stock of the Company immediately prior to the Business Combination have substantially the same proportionate ownership of the equity of the surviving corporation or other business entity immediately after the Business Combination as immediately before; (iii) the Company’s shareholders approve either an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an affiliate, or a plan of complete liquidation of the Company; or (iv) the persons who were directors immediately before a tender offer by any Person other than the Company or an affiliate, or before a merger, consolidation or contested election, or before any combination of such transactions, cease to constitute a majority of the members of the Board as a result of such transaction or transactions, or the Company engages in a business transaction or agreement with a third-party that obtains and exercises the right to replace the majority of the members of the Board, including the Company’s Chairman of the Board.

Change in Control Compensation—Acceleration of Axis Equity Awards

Pursuant to the award agreements for Dr. Lau and Mr. Sze pursuant to the Axis 2019 Equity Incentive Plan, their unvested RSUs and stock options, respectively, are subject to accelerated vesting upon the occurrence of a change in control, certain corporate transactions, or termination of service without cause.

A “change-in-control” is generally defined as a change in ownership or control effected through either of the following types of transactions:

•

the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by Axis or by a company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, Axis) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the company’s outstanding securities pursuant to a tender or exchange offer made directly to the stockholders of Axis; or

•

a change in the composition of the board of directors of Axis over a period of twelve (12) months or less such that a majority of the members of the board of directors (rounded up to the next whole number) ceases, by reason of one or more contested elections, to be comprised of individuals who are continuing members of the board of directors.

In our agreements, “cause” generally means, in the absence of a written agreement and definition for a particular grantee: (i) performance of any act or failure to perform any act in bad faith and to the detriment of Axis, its subsidiaries, Athenex or XLifeSc (the “Group”); (ii) dishonesty, intentional misconduct or material breach of any agreement with the Group; and (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person, in each case as determined by the plan administrator.

CEO Pay Ratio

Under SEC regulations, we are required to calculate and disclose the total annual compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO (“CEO Pay Ratio”). Set forth below is a description of the methodology, including material assumptions, adjustments and estimates, we used to identify the median employee in 2020 for purposes of calculating the CEO Pay Ratio:

•	We identified the median employee based on our employee population as of December 31, 2020. We excluded from the determination of median employee a total number of employees outside of the U.S.,

located in Columbia, Ecuador, Guatemala and Panama, from the calculation which collectively comprised less than 5% of Athenex employee pursuant to the de minimis exemption provided under Item 402(u) of Regulation S-K. There were four, three, 29, and one excluded employees in Columbia, Ecuador, Guatemala, and Panama, respectively. Irrespective of the de minimis exemption, we had 279 and 344 U.S. and non-U.S. employees, respectively, as of December 31, 2020, and, for purposes of calculating this ratio using the de minimis exemption, we considered 279 and 307 U.S. and non-U.S. employees as of December 31, 2020.

•

Applied cost-of-living adjustments to annualized base salary using data from the World Bank’s Purchasing Power Parity (PPP) conversion factor. This conversion factor is for household final consumption expenditures.

•	In determining compensation for purposes of the median calculation, we used each employee’s annual base pay.

•	We annualized the base salary earned in 2020 by permanent employees (full-time and part-time) hired after January 1, 2020.

•	Amounts paid in foreign currency were converted into United States dollars using foreign exchange rates averaged over the full year 2020.

Using this approach, we selected the median of our employee population for 2020. Once the median employee was identified, we then calculated 2020 annual total compensation for this employee in accordance with the requirements of the Summary Compensation Table.

For 2020, the median of the annual total compensation of our employees (other than our CEO) was $55,718 and the annual total compensation of our CEO was $3,239,462. The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees other than the CEO was 58:1.

It should be noted that when considering only U.S. employees the pay ratio was 34:1. Due to the large Asian based employee population, the overall pay ratio was 58:1.

The pay ratio above represents our reasonable estimate calculated in a manner consistent with the rule and applicable guidance. The rule and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, as the SEC explained when it adopted the rule, in considering the pay-ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

PROPOSAL THREE — APPROVAL OF FIRST AMENDMENT TO AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN

We currently maintain the Athenex, Inc. Amended and Restated 2017 Omnibus Incentive Plan, or the Incentive Plan. Our Board believes that the Incentive Plan has been an effective component of our compensation program and has heightened our ability to attract, retain and motivate highly qualified executives and employees. Our Board further believes that the awards granted under the Incentive Plan have provided an effective inducement to Incentive Plan participants to pursue our goals and objectives, including the creation of long-term value for our stockholders.

We are seeking stockholder approval of the First Amendment to the Incentive Plan (the “First Amendment”) to increase the number of shares available for issuance under the Incentive Plan by an additional 5,000,000 shares. We believe that our continuing ability to offer equity incentive awards under the Incentive Plan is critical to our ability to attract, motivate and retain highly qualified executives and employees.

The proposed amendments to the Incentive Plan also: (a) remove the provisions on grants of contingent options, which are no longer applicable after the Incentive Plan was approved by stockholders on June 5, 2020; and (b) extend the term of the Incentive Plan until June 18, 2031.

The Board has determined that it is in the best interests of the Company and its stockholders to approve this proposal. The Board, upon the recommendation of the Compensation Committee, has approved the First Amendment, subject to shareholder approval.

The following descriptions of the Incentive Plan, as proposed to be amended by the First Amendment, are qualified in their entirety by the terms of the Incentive Plan document, a copy of which is attached to this proxy statement as Appendix A, and the First Amendment to the Incentive Plan, a copy of which is attached to this proxy statement as Appendix B.

References to the Incentive Plan in the remainder of this discussion refer to the Incentive Plan as amended by the First Amendment, as if this proposal is approved by our stockholders, unless otherwise specified or the context otherwise references the Incentive Plan prior to it being amended by the First Amendment.

The closing price of our common stock on April 22, 2021, on the Nasdaq Global Select Market was $4.01.

Why We Are Asking Our Stockholders to Approve the First Amendment

We are seeking stockholder approval of the First Amendment to increase the number of shares available for the grant of awards by 5,000,000 shares. Our stockholders’ approval of the First Amendment will allow us to continue to utilize a broad array of equity incentives in order to attract and retain talent, and to continue to provide incentives that align the interests of our employees and directors with the interests of our stockholders.

When we requested stockholder approval of the Incentive Plan at the 2020 Annual Meeting, we did not anticipate returning to stockholders for additional shares for approximately three years, absent any unforeseeable circumstances. Despite the fact that the aggregate value of our equity awards and our annual stock burn rates were below market levels in 2020, due to the volatility of our stock price and needs of our business, we have experienced unforeseeable circumstances requiring us to return to our shareholders for additional shares. In addition to the volatile stock price, we experienced uncertainties in our business related to COVID-19, which combined to result in the shifting from cash to stock based compensation when our CEO reduced the cash component of his 2020 salary in return for additional stock options. In the interest of retaining and properly incentivizing our key employees given the volatility in our stock price, we also have a need to remain competitive in the market in our awards, recognizing that the incentive provided by existing stock awards is significantly reduced.

Unless the First Amendment is authorized and approved by our stockholders, the number of shares available for issuance under the Incentive Plan will be too limited to serve effectively as an incentive and retention tool for employees, directors and consultants. The requested increase will enable us to continue our policy of equity ownership by employees, directors and consultants as an incentive to contribute to the creation of long-term value for our stockholders. Absent sufficient equity incentives, we would need to consider additional cash-based incentives to provide a market-competitive total compensation package necessary to attract, retain and motivate the talent that is critical to driving our success. Payment of cash incentives would then reduce the cash available for product development, operations and other corporate purposes.

Why You Should Vote for the First Amendment

We Manage Our Equity Incentive Award Use Carefully and Dilution Is Reasonable

We continue to believe that equity incentive awards are a vital part of our overall compensation program. Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to substantially all of our employees. However, we recognize that equity incentive awards dilute existing stockholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity incentive awards necessary to attract, reward, and retain employees. In addition, the vesting of some of our equity awards granted to our NEOs are contingent on meeting pre-defined performance criteria, thereby ensuring alignment with value creation.

The following table shows our responsible historical dilution and burn rate percentages.

Burn Rate

The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal years 2020, 2019 and 2018.

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2018

Total number of shares of common stock subject to stock options granted and stock appreciation rights	1,970,972	847,500	1,449,650

Total number of shares of common stock subject to full value awards granted	0	223,723	0

Stock option equivalents	0	335,585	0

Weighted-average number of shares of common stock outstanding	85,082,868	74,054,261	64,590,270

Burn Rate	2.32%	1.60%	2.24%

Our average three-year burn rate for fiscal years 2020, 2019 and 2018 is 2.05%.

As of December 31, 2020, the Incentive Plan had 1,992,707 shares remaining available for future issuance. In addition, a total of 12,496,889 shares issued or issuable pursuant to grants under the Incentive place were outstanding with a weighted-average exercise price of $9.26. See “Equity Compensation Plan Information” below for a more detailed description of the Incentive Plan.

Incentive Plan Reflects Best Practices

The Incentive Plan includes several features that represent best practices, including:

Incentive Plan Does		Incentive Plan Does Not

✓	Include a minimum vesting period on awards of one year, with a five percent carveout	×	Permit for the repricing of stock options and SARs without stockholder approval

✓	Provide for recycling of shares back to the plan pool only in the event of forfeiture or cancellation	×	Permit the payment of dividends or the vesting of dividend equivalents before vesting of the underlying award

✓	Providing that SARs count against the share reserve based on the total number of shares subject to the award	×	Permit “net share counting” upon the exercise of options and stock appreciation rights

✓	Provide for the clawback of awards under certain circumstances	×	Contain a liberal change in control definition

✓	Include an annual limit on awards to non-employee directors for services as a director of 200,000 shares

✓	Include an annual limit on awards to employees and consultants of options and stock appreciation rights of 500,000 shares (plus an additional 500,000 shares for new hires), of restricted stock and RSUs of 500,000 shares and of cash awards of $1 million

Description of the Incentive Plan

Purpose

The purposes of the Incentive Plan are to attract and retain the best available personnel, to provide additional incentives to employees, directors and consultants and to promote the success of our business.

Administration

The Incentive Plan provides that it may be administered by our Board or by one or more committees designated by our Board. The Incentive Plan further provides that, with respect to the administration of the plan as it relates to directors and officers and to consultants and other employees, such committees shall in each case be constituted in compliance with applicable law.

Eligible Participants

Awards other than incentive stock options may be granted to U.S. and non-U.S. employees, directors and consultants residing in jurisdictions determined by the plan administer from time to time. Incentive stock options may be granted only to employees of the Company or its subsidiaries. The plan administrator has the ability to adopt or administer such procedures or subplans that the administrator deems appropriate or necessary on such terms and conditions different from those specified in the Incentive Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Incentive Plan or awards thereunder with respect to employees, directors and consultants outside the United States.

As of April 1, 2021, approximately 739 persons, including six executive officers, eight non-employee directors and approximately 725 other individuals may be considered for awards under the Incentive Plan.

Authorized Shares

Subject to the approval of our stockholders of the First Amendment, the maximum number of shares available for grant and issuance under the Incentive Plan will be 12,700,000, minus the number of shares of common stock granted under the Incentive Plan to date, and subject to further adjustment for shares underlying awards that are forfeited, canceled, expired or otherwise terminated without the issuance of shares.

Awards will be counted against the available share reserve on the date of grant, based on the maximum number of shares that may be issued pursuant to the award. Shares issuable pursuant to the Incentive Plan may be authorized but unissued or reacquired common stock.

Types of Awards

The Incentive Plan allows for the granting of the following types of awards:

•	Stock options (both incentive stock options and non-qualified stock options);

•	Stock appreciation rights (SARs);

•	Restricted stock;

•	Restricted stock units (RSUs);

•	Dividend equivalents; and

•	Cash-based awards.

Each award granted under the Incentive Plan is subject to an award agreement containing the particular terms and conditions of that award, subject to the limitations imposed by the Incentive Plan.

Stock Options.

A stock option is the right to purchase a specified number of shares for a specified exercise price. Stock options may be either (a) incentive stock options, which are stock options that meet the requirements under Section 422 of the Code, or (b) non-qualified stock options, which are stock options that do not meet the requirements of Section 422 of the Code or that are designated as a nonqualified stock option. Only employees of the Company and our subsidiaries may receive awards of incentive stock options, and incentive stock options are subject to additional limitations. Stock options (other than stock options assumed or granted in substitution for outstanding stock options of a company acquired by us or any affiliate) are subject to the following: (i) the exercise price shall be equal to or greater than the fair market value of the shares subject to such stock option on the date of grant; and (ii) the expiration date shall be no later than 10 years from the date of grant. The exercise price may be payable either in (1) cash, (2) if permitted by the plan administrator, by delivery of irrevocable instructions to a broker to deliver promptly the proceeds from the sale of shares, (3) if permitted by the plan administrator, by tendering shares previously acquired, (4) if permitted by the plan administrator, by withholding shares that would otherwise be issued having a fair market value on the exercise date equal to the exercise price, or (5) any combination of the foregoing.

Stock Appreciation Rights.

A SAR is a right to receive cash or other property based on the increase in the value of a share over the per share exercise price. SARs (other than SARs assumed or granted in substitution for outstanding SARs of a company acquired by us or any affiliate) are subject to the following: (a) the exercise price shall be equal to or greater than the fair market value of the shares subject to such SAR on the date of grant; and (b) the expiration date shall be no later than 10 years from the date of grant.

Restricted Stock.

Restricted stock is an award of shares that is subject to vesting conditions. Prior to the expiration of the vesting period, a participant who has received an award of restricted stock has the right to vote and to receive dividends on the underlying unvested shares, subject, however, to the restrictions and limitations imposed pursuant to the Incentive Plan and award agreement.

Restricted Stock Units.

An RSU is an award that is valued by reference to shares, which may be paid to a participant upon vesting in shares, cash or other property.

Dividend Equivalents.

Awards other than stock options and SARs may include the right to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the plan administrator may establish. However, dividends and dividend equivalents may be paid with respect to any award only if, when and to the extent that the award vests, and until such time, dividends and dividend equivalents may be held in escrow (with or without the accrual of interest) or be reinvested into additional shares subject to the same vesting or performance conditions as the award on which they are payable.

Cash.

Cash-based awards are awards denominated in cash that may be settled in cash and or shares of common stock, subject to such terms, conditions, restrictions or limitations, if any, as the plan administrator may establish.

Award Limits

Individual Limit on Option and SAR Awards.

The maximum number of shares with respect to which stock options and SARs may be granted to any participant in any calendar year is 500,000 shares; provided that, up to an additional 500,000 shares may be granted in connection with a plan participant’s commencement of service with the Company, which shall not count against the limit set forth in the previous sentence.

Individual Limit on Restricted Stock and RSU Awards.

The maximum number of shares with respect to which restricted stock and RSUs may be granted to any participant in any calendar year is 500,000 shares.

Individual Limit on Cash-Based Awards.

The maximum cash-based award that may be paid to a participant in any 12-month period is $1,000,000; provided, however, such maximum is subject to proration in the event the participant has served less than 12 months in such period.

Individual Limit for Awards to Board Members.

The maximum number of shares issuable to Board members (in consideration of such Board member’s service on the Board) in any calendar year is 200,000 shares.

Minimum Vesting Periods.

All awards must be subject to a minimum vesting period of at least one year, except that a maximum of five percent of the aggregate number of shares issuable under the plan may be issued without being subject to such minimum vesting requirement.

Transferability

A participant’s rights in an award of incentive stock options may be assigned or transferred only in the event of death. Other awards are transferrable in the event of death and during the lifetime of the recipient to family members, charitable organizations, pursuant to domestic relations orders and agreements, and to estate planning vehicles, in each case to the extent permitted by the plan administrator.

Tax Withholding

No shares or cash shall be delivered under the Incentive Plan until the recipient has made arrangements acceptable to the administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of shares or cash. The administrator may provide in any award agreement that, upon exercise or vesting of an award, we shall, at the election of the recipient, withhold or collect from the recipient an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of shares covered by the award, if applicable, sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an award.

Change in Control Features

The Incentive Plan provides the plan administrator the discretion to determine how outstanding awards are treated in the context of a transaction involving a “change in control” of the Company, provided such awards are not assumed or replaced in connection therewith. The plan administrator has the ability to determine, at the time of grant or at any time while the award remains outstanding, whether such awards contain acceleration features with respect to exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives, which may be pro-rated to the extent performance has taken place, in each case upon the consummation of a “change in control” (as such term is defined in the Incentive Plan).

Recoupment/Clawback Features

Each award shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with any clawback, forfeiture or other similar policy adopted by our Board or the plan administrator and as in effect from time to time or to comply with applicable law.

Adjustments

The plan administrator shall make such proportional adjustments to the Incentive Plan as it determines may be required to reflect a change in our capitalization, including adjustments to awards issued and issuable thereunder as a result of (i) increases or decreases in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of our common stock, or similar transaction affecting the shares of common stock, (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company (other than conversion of convertible securities), or (iii) any other transaction with respect to our common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction.

Amendments and Termination

The Incentive Plan may be amended in whole or in part at any time and from time to time by our Board, and the terms of any outstanding award under the Incentive Plan may be amended from time to time by our Board in its discretion provided that no amendment may be made without stockholder approval if required by applicable law or if such amendment would service to reprice or adjust or amend the exercise price or consideration payable for any award under the Incentive Plan.

No awards may be granted during any suspension of the Incentive Plan or after its termination. However, with respect to outstanding awards, no suspension or termination may adversely affect in a material manner any right of a participant under such awards.

Certain U.S. Federal Income Tax Consequences of Awards

The following discussion is intended to provide only a general outline of the U.S. federal income tax consequences of participation in the Incentive Plan and the receipt of awards or payments thereunder by participants subject to U.S. taxes. It does not address any other taxes imposed by the United States, taxes imposed by any state or political subdivision thereof or foreign jurisdiction, or the tax consequences applicable to participants who are not subject to U.S. taxes. The discussion set forth below does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards, particular circumstances, or all awards available under the Incentive Plan. It is based on U.S. federal income tax law and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.

Nonqualified stock options.

A participant who exercises a nonqualified stock option recognizes taxable ordinary income in the year the stock option is exercised in an amount equal to the excess of the fair market value of the shares purchased on the exercise date over the exercise price. Subject to applicable provisions of the Code, including Section 162(m), we are entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. Any gain or loss realized by the participant upon the subsequent disposition of the shares will be taxed as short-term (if held one year or less) or long-term (if held more than one year) capital gain, but will not result in any further deduction for us.

Incentive stock options.

A participant who exercises an incentive stock option does not recognize ordinary income at the time of exercise (although, the participant may be subject to alternative minimum tax), and we are not entitled to a tax deduction. Upon the disposition of the shares obtained from the exercise of the incentive stock option more than two years after the date of grant and more than one year after the date of exercise, the excess of the sale price of the shares over the exercise price of the incentive stock option is taxed as long-term capital gain. If the shares are sold within two years of the grant date and/or within one year of the date of exercise, the excess of the fair market value of the shares on the date of exercise (or sale proceeds if less) over the exercise price is taxed as ordinary income, and, subject to applicable provisions of the Code, including Section 162(m), we are entitled to a tax deduction for this amount; any remaining gain is taxed as short-term capital gain, without a Company tax deduction.

Stock appreciation rights.

A participant who exercises a SAR recognizes taxable ordinary income in the year the SAR is exercised in an amount equal to the cash and/or the fair market value of any shares or other property received. Subject to applicable provisions of the Code, including Section 162(m), we are entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

Restricted stock and restricted stock units.

A participant normally will not recognize taxable income and we will not be entitled to a deduction upon the grant of shares of restricted stock, RSUs or other stock-based awards. When the restricted stock vests, the RSUs settle or the other stock-based awards are paid or settle, the participant will recognize taxable ordinary income in an amount equal to the fair market value of the shares or other property received at that time, less the amount, if any, paid for the shares, and, subject to applicable provisions of the Code, including Section 162(m), we will be entitled at that time to a deduction in an amount equal to the ordinary income recognized by the participant.

However, a participant may elect to recognize taxable ordinary income in the year shares of restricted stock are granted in an amount equal to the excess of their fair market value at the grant date, determined without regard to certain restrictions, over the amount, if any, paid for the shares. In that event, subject to applicable provisions of the Code, including Section 162(m), we will be entitled to a deduction in such year in an amount equal to the ordinary income recognized by the participant. Any gain or loss realized by the participant upon the subsequent disposition of shares received will be taxed as short-term or long-term capital gain, but will not result in any further deduction for us.

Dividend Equivalents and Cash-Based Awards.

A participant will not recognize taxable income and we will not be entitled to a tax deduction upon the grant of dividend equivalents or cash-based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and, subject to applicable provisions of the Code, including Section 162(m), we will be entitled at that time to a deduction in an amount equal to the ordinary income recognized by the participant. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

New Plan Benefits

The specific benefits or amounts to be received by or allocated to participants and the number of shares of common stock to be granted under the Incentive Plan cannot be determined at this time because the amount and form of grants to be made to any eligible participant in any year is determined at the discretion of the Compensation Committee.

Aggregate Awards Granted

The following table sets forth information with respect to the number of shares subject to awards previously granted under the Incentive Plan since its inception through April 22, 2021, our record date, to each NEO, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees, including all current officers who are not executive officers, as a group. With the exception of Johnson Lau, Jeffrey Yordon and Rudolf Kwan, there are no persons who received or are to receive 5% or more of the available shares under the Incentive Plan. This table includes shares subject to awards that may have been exercised, cancelled or forfeited.

	Number of Shares Underlying Options	Number of Shares Underlying Stocks Awards
Johnson Y.N. Lau Chief Executive Officer and Chairman of the Board	855,046	0

Rudolf Kwan Chief Medical Officer	520,000	0
Jeffrey Yordon Chief Operating Officer and President, Athenex Pharmaceutical Division	530,000	0

Randoll Sze Chief Financial Officer	263,000	0
Simon Pedder Chief Business and Strategy Officer, Proprietary Products	310,000	0

All current executive officers as a group	2,478,046	0
All current directors who are not executive officers as a group	354,542	0

All employees, including current officers who are not executive officers, as a group	3,208,766	223,723

Required Vote

A majority of the shares entitled to vote and present or represented by proxy at the Annual Meeting is required to approve this Proposal 3.

Recommendation of the Board

Our Board Recommends a Vote FOR Proposal 3.

AUDIT COMMITTEE REPORT

The Audit Committee has (1) reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2020, (2) discussed with Deloitte & Touche LLP (“D&T”), our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and (3) received the written disclosures and the letter from D&T concerning applicable requirements of the PCAOB regarding D&T’s communications with the Audit Committee concerning independence, and has discussed with D&T its independence. Based upon these discussions and reviews, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 1, 2021.

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Benson Kwan Hung Tsang (Chair)

Jordan Kanfer

Jinn Wu

Pre-Approval Policy

Our Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, our Audit Committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by our Audit Committee on an engagement-by-engagement basis. Our Audit Committee pre-approved all services performed by, and all fees paid to, D&T for the fiscal years ended December 31, 2020 (“fiscal 2020”) and December 31, 2019 (“fiscal 2020”).

Summary of Fees

The following table summarizes the aggregate fees billed for professional services rendered to us by D&T in fiscal 2020 and fiscal 2019. A description of these various fees and services follows the table.

	2020	2019

Audit Fees	$1,548,117	$1,854,729

Audit-Related Fees	181,956	214,564

Tax Fees	—	56,595

All Other Fees	2,061	73,103

Total Fees	$1,732,133	$2,198,991

Audit Fees

Audit fees for fiscal 2020 and fiscal 2019 consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, and related services that are normally provided in connection with various registration statements.

Audit-Related Fees

Audit-related fees for fiscal 2020 and fiscal 2019 relate to assurance and related services that are reasonably related to the audit or review of our consolidated financial statements.

Tax Fees

Tax fees for fiscal 2019 include fees for tax compliance and advice. Tax compliance and advice fees encompass permissible services, including customs advice in China and technical tax advice in connection with our acquisition of CIDAL Limited, a contract research organization with headquarters and operations in Central and South America.

All Other Fees

All other fees for fiscal 2020 related to a subscription for accounting research tools . All other fees for fiscal 2019 related to internal control advisory services.

PROPOSAL FOUR—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Board, including our Audit Committee, has selected and appointed D&T as our independent registered public accounting firm to audit the consolidated financial statements for the fiscal year ending December 31, 2020, and recommends that stockholders vote for the ratification of this appointment. D&T has audited our financial statements annually since 2015. D&T has advised us that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries that impairs its independence under SEC rules. Notwithstanding its selection of D&T, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, our Audit Committee will reconsider, but might not change, its selection of an independent registered public accounting firm.

Representatives of D&T are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Required Vote

Stockholders can vote FOR, AGAINST OR ABSTAIN on Proposal Four.

An affirmative vote of a majority of the outstanding shares of capital stock entitled to vote and present or represented by proxy at the Annual Meeting is required to approve Proposal Four. Abstentions will count as votes against Proposal Four. Since brokers have discretionary authority to vote for Proposal Four in the event they do not receive voting instructions from the beneficial owner, there will be no broker non-votes for Proposal Four.

Recommendation of the Board

The Board recommends a vote FOR Proposal Four.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents certain information as of April 22, 2021 about (1) the persons known by us to be the record or beneficial owner of more than 5% of our common stock and (2) the shares of our common stock held by (i) each of our directors; (ii) each of our named executive officers (as identified under the heading “Executive Compensation”); and (iii) all of our directors and executive officers as a group. Percentages are based on 93,493,200 shares issued and outstanding as of April 22, 2021. Except as otherwise indicated, the address of each of the persons in this table is c/o Athenex, Inc., 1001 Main Street, Suite 600, Buffalo, NY 14203.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class(1)
5% Stockholders
Perceptive Advisors LLC, et al 51 Astor Place, 10th Floor New York, New York 10003	13,532,467	(2)	14.5%
State Street Corporation, et al State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	10,119,332	(3)	10.8%
Ma Huateng 29/F Three Pacific Place 1 Queen’s Road East Wanchai, Hong Kong	6,285,800	(4)	6.6%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	6,120,240	(5)	6.5%

Directors
A. Kim Campbell	111,000	(6)	*
Stephanie A. Davis	33,125	(7)	*
Manson Fok	2,785,670	(8)	3.4%
Jordan Kanfer	14634	(9)	* %
Johnson Y.N. Lau(10)	7,411,395	(11)	7.7%
Robert J. Spiegel	—		—
Benson Tsang	28,625	(12)	*
John Moore Vierling	11,175	(13)	*
Jinn Wu	554,708	(14)	*

Named Executive Officers
Rudolf Kwan	1,148,299	(15)	1.2%
Simon Pedder	345,310	(16)	*
Randoll Sze	128,250	(17)	*
Jeffrey Yordon	748,926	(18)	*
All directors and executive officers as a group (15 persons)	14,164,155	(19)	14.19%

*	Less than 1%.
1.

The amounts reported by each person are as of April 22, 2021, with percentages based on 93,493,200 shares issued and outstanding as of that date, except where the person has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which would increase the number of shares owned by such person and the number of shares outstanding. Under the rules of the Securities and Exchange

Commission, “beneficial ownership” is deemed to include shares for which a person, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the person’s benefit, and includes shares that may be acquired within 60 days, including the right to acquire shares by the exercise of options. Shares that may be acquired within 60 days by the exercise of options are referred to in the footnotes to this table as “presently exercisable options.” Unless otherwise indicated in the other footnotes to this table, each stockholder named in the table has sole voting and sole dispositive power with respect to the all of the shares shown in the table.
2.

This information as to the beneficial ownership of shares of our common stock is based on an amendment to Schedule 13G dated December 31, 2020 filed with the Securities and Exchange Commission by Perceptive Advisors LLC, Joseph Edelman and Perceptive Life Sciences Master Fund, Ltd. (the “Master Fund”) and a Form 4, Statement of Changes in Beneficial Ownership, filed with the Securities and Exchange Commission on February 16, 2021 by Perceptive Advisors LLC, Joseph Edelman and the Master Fund. Perceptive Advisors LLC, which serves as the investment manager to the Master Fund, and Mr. Edelman, the managing member of Perceptive Advisors LLC, may each be deemed to beneficially own the securities directly held by the Master Fund. Perceptive Advisors LLC and Mr. Edelman each report shared voting and shared dispositive power with respect to all 13,532,467 shares. The Master Fund reports shared voting and shared dispositive power with respect to all 13,532,467 shares it directly holds.

3.

This information as to the beneficial ownership of shares of our common stock is based on a Schedule 13G dated March 31, 2021 filed with the Securities and Exchange Commission by State Street Corporation (“State Street”) and SSGA Funds Management, Inc., a subsidiary of State Street (“SSGA”), filed with the Securities and Exchange Commission on April 12, 2021 by State Street and SSGA. State Street reports shared voting power with respect to 9,880,834 shares of common stock and shared dispositive power with respect to 10,119,332 shares of common stock, of which SSGA reports shared voting power with respect to 8,934,475 shares of common stock and shared dispositive power with respect to 8,949,175 shares of common stock. State Street and SSGA report on behalf of each entity as well as State Street’s other subsidiaries, State Street Global Advisors Limited (UK), State Street Global Advisors, Australia Limited, and State Street Global Advisors Trust Company.

4.

This information as to the beneficial ownership of shares of our common stock is based on an amendment to Schedule 13G dated December 31, 2018 filed with the Securities and Exchange Commission by Ma Huateng and Advance Data Services Limited (“ADSL”) and a Form 3, Initial Statement of Beneficial Ownership of Securities, filed with the Securities and Exchange Commission by Ma Huateng and ADSL on July 13, 2017. ADSL directly owns 6,205,800 shares of common stock. As the sole owner of ADSL, Ma Huateng may be deemed to beneficially own the shares owned by ADSL. Ma Huateng and ADSL each report sole voting and sole dispositive power with respect to the shares owned by ADSL. The amount shown includes a presently exercisable option to purchase 80,000 shares of common stock held by Ma Huateng.

5.

This information as to the beneficial ownership of shares of our common stock is based on an amendment to Schedule 13G dated December 31, 2020 filed with the Securities and Exchange Commission by BlackRock, Inc. BlackRock, Inc. reports sole voting power with respect to 5,997,065 shares and sole dispositive power with respect to all 6,120,240 shares.

6.	The amount shown includes presently exercisable options to purchase 102,750 shares of our common stock.
7.	The amount shown includes presently exercisable options to purchase 13,125 shares of our common stock.
8.

The amount shown includes (i) presently exercisable options to purchase 329,750 shares of our common stock; (ii) 678,880 shares owned by Avalon Biomedical, an indirect wholly-owned subsidiary of Avalon Global Holdings Limited (“Avalon Global”); (iii) a presently exercisable option to purchase 54,904 shares of our common stock held by Avalon Biomedical; and (iv) 107,181 shares held by Avalon Polytom (HK) Limited (“Polytom”), a majority-owned affiliate of Avalon Global. Dr. Fok, together with his spouse, owns all of the outstanding interests in Dream Chaser Developments Limited, which owns 34.6% of the outstanding interests in Avalon Global. Dr. Fok serves on the board of directors of Avalon Global and has shared voting and dispositive power with respect to the shares held by Avalon Biomedical.

9.	The amount shown includes presently exercisable options to purchase 10,000 shares of our common stock.
10.	Dr. Lau is also a named executive officer.

11.

The amount shown includes (i) presently exercisable options to purchase 3,192,546 shares; (ii) 164,925 shares held by Dr. Lau’s spouse; (iii) 678,880 shares owned by Avalon Biomedical, an indirect wholly-owned subsidiary of Avalon Global; (iv) a presently exercisable option to purchase 54,904 shares of our common stock held by Avalon Biomedical; and (v) 107,181 shares held by Polytom, a majority-owned affiliate of Avalon Global. Dr. Lau owns all of the outstanding interests in Creative Decade Global Limited, which owns 34.6% of the outstanding interests in Avalon Global. Dr. Lau serves on the board of directors of Avalon Global and has shared voting and dispositive power with respect to the shares held by Avalon Biomedical.

12.	The amount shown includes presently exercisable options to purchase 18,625 shares of our common stock.
13.	The amount shown includes presently exercisable options to purchase 9,375 shares of our common stock.
14.	The amount shown includes presently exercisable options to purchase 251,500 shares of our common stock.
15.	The amount shown includes presently exercisable options to purchase 1,005,000 shares of our common stock.
16.	The amount shown includes presently exercisable options to purchase 340,000 shares of our common stock.
17.	The amount shown includes presently exercisable options to purchase 122,250 shares of our common stock.
18.	The amount shown includes presently exercisable options to purchase 511,820 shares of our common stock.
19.	The amount shown includes presently exercisable options to purchase 6,332,050 shares of our common stock.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires directors, executive officers and persons who beneficially own more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and reports of changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). Based solely on a review of this information and/or written representations from these persons that no other reports were required, we believe that, during the prior fiscal year all of our executive officers, directors, and to our knowledge, greater than 10% stockholders, complied with the filing requirements of Section 16(a) of the Exchange Act, except for: except each of the current directors, John Tiong Lu Koh, a former director, and named executive officers filed a late Form 4 with respect to one transaction. In making this statement, we have relied upon the written representations of our directors, officers, and to our knowledge, greater than 10% stockholders, and copies of the reports that they have filed with the SEC.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2020, information about our equity compensation plans is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders:

First Amended and Restated 2007 Common Unit Option Plan	484,400	4.55	0

Amended and Restated 2017 Omnibus Incentive Plan	5,285,425	13.14	1,922,707

2017 Employee Stock Purchase Plan	0	0	846,615 (2)

Equity compensation plans not approved by security holders:

2013 Common Stock Option Plan(1)	6,727,064	$6.56	1,134,533

Total	12,496,889	$9.26	3,973,855

1.

Our 2013 Common Stock Option Plan (the “2013 Plan”) was adopted by our Board in 2012 and authorized us to make grants of non-qualified stock options to our employees, directors and consultants and any employees, directors and consultants of a parent or subsidiary. We ceased issuing awards under the 2013 Plan following the implementation of the Incentive Plan in May 2017.

2.	This includes shares of our common stock that are eligible for issuance in the current offering period that began on December 1, 2020 and ends on May 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2020, to which we were or are a party in which:

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors or executive officers, any holder of 5% or more of our capital stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

Contractual Arrangements

Avalon BioMedical (Management) Limited & Subsidiaries

In June 2018, we entered into two in-licensing agreements with Avalon wherein we obtained certain intellectual property (“IP”) from Avalon to develop and commercialize the underlying products. Under these agreements we are required to pay upfront fees, future milestone payments, and sales-based royalties. During the year ended December 31, 2020, we paid no milestone fee to Avalon.

In June 2019, we entered into an agreement whereby Avalon will hold a 90% ownership interest and we will hold a 10% ownership interest of the newly formed entity under the name Nuwagen Limited (“Nuwagen”), incorporated under the laws of Hong Kong. Nuwagen is principally engaged in the development and commercialization of herbal medicine products for metabolic, endocrine, and other related indications. The Company contributed nonmonetary assets in exchange for the 10% ownership interest.

Dr. Lau, our Chief Executive Officer and Chairman, and Dr. Fok, one of our directors, collectively have a controlling interest in, and serve on the board of directors of, Avalon Global Holdings Limited, the indirect parent of Avalon BioMedical. As of December 31, 2020, Avalon held 786,061 shares of our common stock, which represented approximately 1% of our total issued shares for the period.

PharmEssentia Corp.

We earn licensing revenue from PharmaEssentia Corp. (“PharmaEssentia”), an entity in which the Company owns 68,000 shares. In December 2011 and December 2013, we entered into two separate out-licensing agreements with PharmaEssentia, pursuant to which we granted to PharmaEssentia certain licenses to our intellectual property for use in development and commercialization of certain products in specific territories. Funds paid to PharmaEssentia under the license and cost-sharing agreements amounted to $0.4 million for the fiscal year ended December 31, 2020.

ZenRx Limited

We receive certain clinical development services from ZenRx Limited and its subsidiaries (“ZenRx”), a company for which Dr. Rudolf Kwan, one of our executive officers, serves on the board of directors. ZenRx is a contract research company located in New Zealand. ZenRx conducts certain clinical development with us and we have entered into a license agreement with ZenRx. In connection with such services, we made payments to ZenRx of $0.6 million for the year ended December 31, 2020.

In April 2013, we entered into a license agreement with ZenRx pursuant to which we granted an exclusive, sublicensable license to use certain of our IP to develop and commercialize oral irinotecan and encequidar, and oral paclitaxel and encequidar in Australia and New Zealand, and a non-exclusive license to manufacture a certain compound, but only for use in oral irinotecan and encequidar and oral paclitaxel and encequidar. ZenRx is responsible for all development, manufacturing and commercialization, and the related costs and expenses, of any product candidates resulting from the agreement. No revenue was earned from this license agreement in 2020.

Dr. Jane Fang

We have entered into a consulting agreement with Dr. Jane Fang, who is the wife of Dr. Lau, our Chief Executive Officer and Chairman, to provide consulting advice related to the development of our tirbanibulin (formerly known as KX-01) ointment, reporting to Dr. Kwan, our Chief Medical Officer. We paid consulting fees of approximately $351,600 to Dr. Fang in 2020.

Procedures for Approval of Related-Party Transactions

Our Board has adopted a written policy and procedures for the review, approval or ratification of related party transactions. Our Audit Committee is responsible for reviewing and approving or ratifying any related-party transaction reaching a certain threshold of significance. In the course of its review and approval or ratification of a related-party transaction, the committee, among other things, considers, consistent with Item 404 of Regulation S-K, the following:

•	the nature and amount of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	any other matters our Audit Committee deems appropriate.

Any director, including any member of our Audit Committee who is a related person with respect to a related-party transaction under review will not be permitted to participate in the deliberations or vote regarding approval or ratification of the transaction other than providing all material information concerning the related person transaction to our Audit Committee. However, such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction. If a related person transaction will be ongoing, our Audit Committee, at least annually, must take into consideration our contractual obligations to determine if it is in the best interests of the Company to continue, modify or terminate each such related person transaction.

Under the policy, a related-party transaction is any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which we or any of our subsidiaries is a participant, whether or not we or any of our subsidiaries is a party thereto, and any related person has or will have a direct or indirect material interest. A related person is any person who is or was, since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, an executive officer, director or nominee for election as a director (even if the person does not presently serve in that role), a beneficial owner of more than 5% of any class of our voting securities or any immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee currently consists of Ms. Davis, Mr. Tsang and Dr. Vierling. None of our executive officers currently serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of another entity that has one or more executive officers serving on the Board or Compensation Committee. No interlocking relationship exists between any member of our Board or any member of our Compensation Committee (or other committee performing equivalent functions) of any other company.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our amended and restated bylaws. We have not received any stockholder proposals for consideration at our Annual Meeting.

Our stockholders may submit proposals for inclusion in the proxy solicitation materials. These proposals must satisfy the requirements of Rule 14a-8 of the Exchange Act in order for a stockholder proposal to be included in our proxy solicitation materials for the 2022 annual meeting of stockholders. The proposal must be delivered in writing to our Corporate Secretary at our principal executive office, 1001 Main Street, Suite 600, Buffalo, New York 14203 by December 16, 2021; provided, however, that if the date of the 2022 annual meeting of stockholders is more than 30 days before or after June 18, 2022, notice by the stockholder must be delivered a reasonable time before we print and send our proxy materials for the 2022 annual meeting of stockholders.

Stockholders of record wishing to present other proposals at our 2022 annual meeting of stockholders, including any nomination of persons for election to the Board, must provide proper written notice such that the proposal must: (i) be received by the Company not less than 90 days nor more than 120 days prior to anniversary date of this year’s Annual Meeting; provided that if the date of the 2022 annual meeting of stockholders is changed by more than 30 days before or 60 days after the anniversary date of this year’s Annual Meeting, the proposal must be received by the Company not less than 90 days nor more than 120 days prior to the 2022 annual meeting of stockholders and no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or the date on which public disclosure of the meeting date was made; and (ii) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and the Company’s amended and restated bylaws and policies. Assuming a date of June 18, 2022 for our 2022 annual meeting of stockholders, the proposal must be delivered in writing to our Corporate Secretary at our principal executive office, 1001 Main Street, Suite 600, Buffalo, New York 14203 by no earlier than February 18, 2022 and no later than March 20, 2022. A stockholder notice to the Company of any such proposal must include the information required by the Company’s amended and restated bylaws.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure permitted by SEC rules that is commonly referred to as “householding.” Under this procedure, only one copy of the Proxy Materials is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate copy of Proxy Materials to one or more stockholders at a shared address to which a single copy of Proxy Materials was delivered. You can request a separate copy of Proxy Materials without charge by writing to our Corporate Secretary at 1001 Main Street, Suite 600, Buffalo, New York 14203 or by calling (716) 427-2950. In addition, stockholders at a shared address can request delivery of a single copy of Proxy Materials if they are receiving multiple copies of Proxy Materials in the future in the same manner as described above. If you are a beneficial owner, your broker, bank, nominee or other similar organization may continue to send a single copy of Proxy Materials to your household. Please contact your broker, bank, nominee or other similar organization if you wish to adjust your preferences regarding the delivery Proxy Materials.

OTHER MATTERS

Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board recommends.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 29, 2021

APPENDIX A

FIRST AMENDMENT

TO THE

ATHENEX, INC.

AMENDED AND RESTATED

2017 OMNIBUS INCENTIVE PLAN

The Athenex, Inc. Amended and Restated 2017 Omnibus Incentive Plan (the “Plan”), is hereby amended as follows, effective June 18, 2021:

1.    Section 3(a) of the Plan is hereby amended and restated in its entirety to provide as follows:

“(a)    Subject to the provisions of Section 10 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards shall be 12,700,000 Shares. Notwithstanding the foregoing, subject to the provisions of Section 10, below, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options is 12,700,000 Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.”

2.    Section 4(d) of the Plan is hereby amended and restated in its entirety to provide as follows:

“(d)    [Intentionally omitted.]”

3.    Section 12 of the Plan is hereby amended and restated in its entirety to provide as follows:

“12.    Effective Date and Term of Plan. The original Plan became effective upon the Company’s initial public offering on June 13, 2017. On May 23, 2019, the Board adopted the amended and restated Plan, which became effective upon the approval of the stockholders thereof on June 5, 2020. The Plan was amended to increase the maximum aggregate number of Shares available under the Plan by a First Amendment thereto, which was adopted by the Board on April 19, 2021, and became effective upon the approval of the stockholders thereof on June 18, 2021. Unless sooner terminated as provided in Section 13, the Plan shall terminate on the date that is ten (10) years from the date that the Plan was last approved by the stockholders of the Company; provided that the termination of the Plan shall not adversely affect any rights under Awards already granted to a Grantee. Incentive Stock Options may only be granted for ten (10) years from the date that the Plan was last approved by the Board.”

*            *             *            *            *

A-1

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
Go To: www.proxypush.com/ATNX
• Cast your vote online
• Have your Proxy Card ready
P.O. BOX 8016, CARY, NC 27512-9903	• Follow the simple instructions to record your vote

PHONE Call 1-866-217-7048
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions

MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided

You must register to attend the meeting online and/or participate at www.proxydocs.com/ATNX

Athenex, Inc. Annual Meeting of Stockholders For Stockholders as of record on April 22, 2021

TIME:	Friday, June 18, 2021 09:30 AM, Eastern Time
PLACE:	Annual Meeting to be held live via the Internet - please visit
www.proxydocs.com/ATNX for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Johnson Y.N. Lau, M.D., and Teresa Bair, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Athenex, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. ALL VOTES MUST BE RECEIVED BY 11:59 pm EDT ON JUNE 17, 2021. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Athenex, Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒ Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 3 AND 4

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Proposal One — To elect the Class I nominees named in the Proxy Statement as directors for a three-year term expiring in 2024 and until their successors have been duly elected and qualified
		FOR	WITHHOLD
	1.01 Stephanie Davis	☐	☐		FOR

	1.02 Benson Kwan Hung Tsang	☐	☐		FOR

	1.03 Jinn Wu	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	Proposal Two — To approve, on an advisory basis, the compensation paid to our named executive officers	☐	☐	☐	FOR

3.	Proposal Three — To approve the Amendment to the Amended and Restated 2017 Omnibus Incentive Plan	☐	☐	☐	FOR

4.	Proposal Four — To ratify the appointment of Deloitte & Touche LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/ATNX

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)                                                                 Date                              Signature (if held jointly)                                                                                  Date